Exhibit 10.3

CONFORMED COPY

364-DAY CREDIT AGREEMENT

Dated as of March 31, 2003

Among

TEXTRON INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK,

as Administrative Agent

AND

CITIBANK, N.A.
DEUTSCHE BANK SECURITIES INC.

and

UBS AG, STAMFORD BRANCH,

as Co-Syndication Agents

______________________

J.P. MORGAN SECURITIES INC.,
Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

Article 1
Definitions And Accounting Terms

Section 1.01. Definitions     1

Section 1.02. Accounting Terms and Determinations     16

Section 1.03. Currency Equivalents     17

Article 2
Amounts And Terms Of Commitments And Loans

Section 2.01. Commitments.     17

Section 2.02. Competitive Bid Loans     22

Section 2.03. Notices of Other Currencies     24

Section 2.04. Substitution of Euro for National Currency     25

Section 2.05. Notices of Conversion/Continuation     25

Section 2.06. Registry     26

Section 2.07. Pro Rata Borrowings     27

Section 2.08. Interest     27

Section 2.09. Commissions And Fee     30

Section 2.10. Reductions In Commitments; Repayments and Payments     31

Section 2.11. Use of Proceeds     35

Section 2.12. Special Provisions Governing Eurocurrency Rate Loans and/or Competitive Bid Loans     35

Section 2.13. Capital Requirements     42

Section 2.14. Regulation D Compensation     43

Section 2.15. Letters of Credit     43

Article 3
Conditions to Loans and Letters of Credit

Section 3.01. Conditions to Initial Loans and Letters of Credit     49

Section 3.02. Conditions to All Loans and Letters of Credit     51

Section 3.03. Conditions to Loans and Letters of Credit to Subsidiary Borrowers     52

Article 4
Representations and Warranties

Section 4.01. Organization, Powers and Good Standing     53

Section 4.02. Authorization of Borrowing, Etc     54

Section 4.03. Financial Condition     55

Section 4.04. No Adverse Material Change     55

Section 4.05. Litigation     55

Section 4.06. Payment of Taxes     55

Section 4.07. Governmental Regulation     55

Section 4.08. Securities Activities     56

Section 4.09. ERISA Compliance     56

Section 4.10. Certain Fees     57

Article 5
Affirmative Covenants

Section 5.01. Financial Statements and Other Reports     57

Section 5.02. Conduct of Business and Corporate Existence     59

Section 5.03. Payment of Taxes     59

Section 5.04. Maintenance of Properties; Insurance     60

Section 5.05. Inspection     60

Section 5.06. Compliance with Laws     60

Article 6
Negative Covenants

Section 6.01. Merger     61

Section 6.02. Liens     61

Section 6.03. Financial Covenants     62

Section 6.04. Existing Subordinated Debt     62

Section 6.05. Use of Proceeds     63

Article 7
Events Of Default

Section 7.01. Failure to Make Payments When Due     63

Section 7.02. Default in Other Agreements     63

Section 7.03. Breach of Certain Covenants     64

Section 7.04. Breach of Warranty     64

Section 7.05. Other Defaults under Agreement     64

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver, Etc     64

Section 7.07. Voluntary Bankruptcy; Appointment of Receiver, Etc     65

Section 7.08. Judgments and Attachments     65

Section 7.09. Dissolution     65

Section 7.10. ERISA Title IV Liabilities     65

Section 7.11. Redenomination Upon Acceleration     66

Section 7.12. Cash Cover     67

Article 8
Agents

Section 8.01. Appointment     67

Section 8.02. Powers; General Immunity     68

Section 8.03. Representations and Warranties; No Responsibility for Appraisal of Creditworthiness     69

Section 8.04. Right to Indemnity     69

Section 8.05. Resignation by the Agents     70

Section 8.06. Successor Agents     70

Section 8.07. Co-syndication Agents     71

Article 9
Guarantee

Section 9.01. Guarantee     71

Section 9.02. Obligation Not Affected By Certain Events     71

Section 9.03. Guarantee of Payment     72

Section 9.04. Obligation Not Subject to Limitation     72

Section 9.05. Order of Payment     72

Section 9.06. Waiver By The Company     73

Article 10
Miscellaneous

Section 10.01. Benefit of Agreement     73

Section 10.02. Expenses     76

Section 10.03. Indemnity     77

Section 10.04. Setoff     77

Section 10.05. Ratable Sharing     78

Section 10.06. Amendments and Waivers     79

Section 10.07. Independence of Covenants     80

Section 10.08. Notices     80

Section 10.09. Survival of Warranties and Certain Agreements     80

Section 10.10. Disclosure of Certain Tax Aspects     80

Section 10.11. Failure or Indulgence Not Waiver; Remedies Cumulative     81

Section 10.12. Severability     81

Section 10.13. Obligations Several; Independent Nature of Banks' Rights     81

Section 10.14. Headings     81

Section 10.15. Applicable Law, Consent To Jurisdiction.     81

Section 10.16. Successors and Assigns     82

Section 10.17. Counterparts; Effectiveness     82

Section 10.18. Judgment Currency     83

EXHIBITS
Pricing Schedule
Schedule 2.15	-	Existing Letters of Credit
Exhibit A	-	Form of Note
Exhibit B	-	Form of Opinion of Nancy K. Cassidy, Esq. Senior Associate General Counsel of the Company
Exhibit C	-	Form of Opinion of Davis Polk & Wardwell
Exhibit D-1	-	Form of Notice of Syndicated Borrowing
Exhibit D-2	-	Form of Notice of Competitive Bid Borrowing
Exhibit D-3	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Transfer Supplement
Exhibit G	-	Form of Assumption Agreement
Exhibit H	-	Form of Extension Agreement

364-DAY CREDIT AGREEMENT

364-DAY CREDIT AGREEMENT, dated as of March 31, 2003, among TEXTRON INC., a Delaware corporation (together with its successors, the "Company"), the BANKS signatory hereto (each a "Bank" and collectively the "Banks"), JPMORGAN CHASE BANK, as Administrative Agent for the Banks (together with its successors in such capacity, the "Administrative Agent") and CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC. and UBS AG, STAMFORD BRANCH, as Co-Syndication Agents for the Banks (together with their successors in such capacity, the "Co-Syndication Agents").

W I T N E S S E T H

WHEREAS, the Company owns directly or indirectly all of the outstanding shares of capital stock of each of the Subsidiary Borrowers;

WHEREAS, the Company desires that the Banks extend certain credit facilities to the Company and the Subsidiary Borrowers for the purposes set forth in Section 2.11; and

WHEREAS, each Bank is willing to extend its commitment to make loans to the Company and the Subsidiary Borrowers for such purposes on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Banks and the Agents agree as follows:

Article 1
Definitions And Accounting Terms

Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

"Absolute Rate" has the meaning set forth in Section 2.02(c).

"Absolute Rate Auction" means a solicitation of offers to make Competitive Bid Loans setting forth Absolute Rates.

"Account" means:

(a) with respect to a Borrower, the account specified in the Notice of Borrowing or Notice of Competitive Bid Borrowing which, for Dollars, shall be with an institution located in New York City, and, for any Alternative Currency, shall be with an institution located in the same country as the Account of the Administrative Agent for the requested currency; and

(b) with respect to the Administrative Agent or any Bank, (i) for Dollars, the account maintained at its New York Office (in the case of the Administrative Agent) or at its Applicable Lending Office for Base Rate Loans (in the case of any Bank) and (ii) for any Alternative Currency, an account with an institution located in the country whose currency is the relevant Alternative Currency or such other country as is mutually agreed to by the applicable Borrower and the Administrative Agent, the applicable Borrower and such Bank, or such Bank and the Administrative Agent, as the case may be, as shall have been notified by the Administrative Agent to the Banks, by such Bank to the applicable Borrower, or by such Bank to the Administrative Agent, as the case may be, by not less than four (4) Business Days' notice.

"Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement.

"Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Bank and returned to the Administrative Agent (with a copy to the Company).

"Affected Bank" means any Bank affected by any of the events described in Section 2.12(b) or 2.12(c) hereof.

"Affiliate" means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agent" means any of the Administrative Agent and the Co-Syndication Agents, and "Agents" means any two or more of them.

"Agent's Other Currency Notice" has the meaning specified in Section 2.03 of this Agreement.

"Alternative Currency" or "Alternative Currencies" means, with respect to any Loan,

(a)     British Pounds Sterling, Canadian Dollars and Euros, and

(b)     any other lawful currency that is freely transferable and freely convertible into Dollars and that has been approved by each Bank in accordance with Section 2.03 of this Agreement.

"Agreement" means this 364-Day Credit Agreement, as the same may at any time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

"Applicable Lending Office" means, for any Bank with respect to its Loans of any particular type and/or any particular currency, the office, branch or affiliate of such Bank specified as the booking office therefor in such Bank's Administrative Questionnaire, or such other office, branch or affiliate of such Bank as such Bank may specify from time to time for such purpose by notice to the Company and the Administrative Agent.

"Bank" and "Banks" have the respective meanings assigned to those terms in the introduction to this Agreement and its or their successors and permitted assigns.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as from time to time amended and any successor statutes.

"Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

"Base Rate Loans" are Syndicated Loans whose interest rate is based on Base Rate.

"Bid Margin" has the meaning set forth in Section 2.02(c).

"Board" means the Board of Governors of the Federal Reserve System.

"Borrower" means each of the Company and each Subsidiary Borrower.

"Borrowing" means a borrowing of Loans hereunder.

"BP LIBOR" means, with respect to any Interest Rate Determination Date for any Loans denominated in British Pounds Sterling, an interest rate per annum equal to the rate that is set forth on page 3750 of the Dow Jones Telerate Service (or any page that may replace such page from time to time) as of 11:00 A.M. (London time) on such Interest Rate Determination Date for British Pound Sterling deposits comparable in amount to the aggregate principal amount of such British Pounds Sterling denominated Loans and having a tenor equal to the duration of the applicable Interest Period.

"British Pound Sterling", "British Pounds Sterling" and the sign "£" mean the lawful currency of the United Kingdom. "Business Day" means a day of the year

(a)     on which banks are not required or authorized by law to close in New York City;

(b)     if the applicable Business Day relates to any Eurocurrency Loan or Competitive Bid LIBOR Loan, on which each Bank carries on dealings in the London interbank and foreign exchange markets; and

(c)     if the applicable Business Day relates to any Loan in a currency other than Dollars, on which banks are not required or authorized to close in the city of the jurisdiction of such currency where the major financial markets for such jurisdiction are located and in the city of the jurisdiction of such currency where the Administrative Agent's Account and the Borrower's Account are located.

"Canadian Dollar", "Canadian Dollars" and the sign "C$" mean the lawful currency of Canada.

"C$ LIBOR" means, with respect to any Interest Rate Determination Date for any Loans denominated in Canadian Dollars, an interest rate per annum equal to the rate that is set forth on page 3740 of the Dow Jones Telerate Service (or any page that may replace such page from time to time) as of 11:00 A.M. (London time) on such Interest Rate Determination Date for Canadian Dollar deposits comparable in amount to the aggregate principal amount of such Canadian Dollar denominated Loans and having a tenor equal to the duration of the applicable Interest Period.

"Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"Code" means the Internal Revenue Code of 1986, as from time to time amended. Any reference to the Code shall include a reference to corresponding provisions of any subsequent revenue law.

"Commitment" means, at any time any determination thereof is to be made, the commitment (whether or not then utilized) of each Bank then in effect to extend credit hereunder, which initially shall be for each Bank the amount specified on the signature page hereto for such Bank.

"Company" has the meaning assigned to that term in the introduction to this Agreement.

"Competitive Bid Absolute Rate Loan" means a Competitive Bid Loan made by a Bank pursuant to Absolute Rate Auction.

"Competitive Bid Loan" means a Loan bearing interest at such rate and for such interest period, and on such other terms not inconsistent with the terms of this Agreement, as the applicable Borrower and the Bank making such Loan may mutually agree and which Loan is requested pursuant to a Notice of Competitive Bid Borrowing.

"Competitive Bid LIBOR Loan" means a Competitive Bid Loan made by a Bank pursuant to a LIBOR Auction.

"Compliance Certificate" means a certificate substantially in the form annexed hereto as Exhibit E delivered to the Banks by the Company pursuant to Section 5.01(b)(i)(B).

"Consolidated EBITDA" means, without duplication, for any consecutive four fiscal quarter period, the sum of the amounts for such period of (i) the Company's Consolidated Net Income, excluding therefrom (x) any extraordinary items of gain or loss and (y) any charges related to plant closures, restructurings or write-downs of goodwill which do not reflect a cash outlay in the current period or any future period, plus (ii) the aggregate amount of cash dividends actually received by the Company or any of its Subsidiaries in respect of the capital stock of any Finance Company and payable out of the net income for such period in which paid of any such Finance Company, plus (iii) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (a) the provision for taxes based on income of the Company and its Subsidiaries, (b) Consolidated Interest Expense and (c) depreciation and amortization, all as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP.

"Consolidated Interest Expense" means, for any consecutive four fiscal quarter period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries, all as determined on a consolidated basis in conformity with GAAP, with respect to all outstanding Indebtedness of the Company and its Subsidiaries.

"Consolidated Net Income" means, for any consecutive four fiscal quarter period, the net income (or loss) of any Person (for purposes of this definition "Parent") and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person's assets are acquired by Parent or any of its Subsidiaries.

"Consolidated Net Worth" means, as at any date of determination, the stockholders' equity of the Company and its Subsidiaries on a consolidated basis (but excluding the effects of the Company's accumulated other comprehensive income/loss) calculated in conformity with GAAP.

"Contractual Obligation", as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust or other similar instrument of that Person under which Indebtedness is outstanding or secured or by which that Person or any of its properties is bound or to which that Person or any of its properties is subject.

"Co-Syndication Agents" has the meaning assigned to that term in the introduction to this Agreement.

"Currency Equivalent" means, on any date of determination, (a) the equivalent in Dollars of any amount of an Alternative Currency determined at the rate of exchange quoted by the Administrative Agent in New York City, at 11:00 A.M. (New York City time) on the date on which such equivalent is to be determined for the spot purchase in the New York foreign exchange market for such amount of Alternative Currency with Dollars, (b) the equivalent in any Alternative Currency of any amount of any other Alternative Currency determined at the rate of exchange quoted by the Administrative Agent in New York City, at 11:00 A.M. (New York City time) on the date on which such equivalent is determined for the spot purchase in the New York foreign exchange market for such amount for the Alternative Currency with such other Alternative Currency, and (c) the equivalent in any Alternative Currency of any amount of Dollars determined, at the rate of exchange quoted by the Administrative Agent in New York City, at 11:00 A.M. (New York City time) on the date on which such equivalent is to be determined for the spot purchase in the New York foreign exchange market for such amount of Dollars with such Alternative Currency.

"Designation Date" means, with respect to any Subsidiary of the Company, the date on which the Company designates such Subsidiary as a Subsidiary Borrower.

"Dollar", "Dollars" and the sign "$" mean the lawful currency of the United States.

"Effective Date" has the meaning assigned to that term in Section 10.17 hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code or is a member of a controlled group, as defined in Section 414(b) of the Code, which includes such Person.

"Euro" means the single currency of the Participating Member States in the Third Stage.

"Eurocurrency Margin" has the meaning specified in the Pricing Schedule.

"Eurocurrency Rate" means, for any Interest Rate Determination Date either (a) (i) for Loans denominated in Dollars, US LIBOR; (ii) for Loans denominated in British Pounds Sterling, BP LIBOR; (iii) for Loans denominated in Canadian Dollars, C$ LIBOR, (iv) for Loans denominated in Euros, Euro LIBOR and (v) for Loans denominated in any other Alternative Currency, an interest rate per annum equal to the rate set forth on the applicable page of the Dow Jones Telerate Service for such currency as of 11:00 A.M. (London time) on the second Business Day prior to the first day of the applicable Interest Period for deposits in the applicable currency comparable in amount to the then outstanding principal amount of such loan denominated in the applicable currency and having a tenor equal to the duration of the applicable Interest Period; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the offered quotation, if any, to first class banks in the Eurocurrency market by each of the Reference Banks for deposits in the applicable currency with maturities comparable to the Interest Period for which such Eurocurrency Rate will apply as of approximately 10:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period. If any Reference Bank fails to provide its offered quotation to the Administrative Agent, the Eurocurrency Rate shall be determined on the basis of the offered quotation(s) by the other Reference Bank(s).

"Eurocurrency Rate Loans" means Syndicated Loans or portions thereof during the period in which such Loans bear interest at rates determined in accordance with Section 2.08(a)(i)(A) hereof.

"Eurocurrency Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

"Euro LIBOR" means, with respect to any Interest Rate Determination Date for any Loans denominated in Euros, an interest rate per annum equal to the rate that is set forth on page 3750 of the Dow Jones Telerate Service (or any other page that may replace such page from time to time) as of 11:00 a.m. (London time) on such Interest Rate Determination Date for Euro deposits comparable in amount to the aggregate principal amount of such Euro denominated Loans and having a tenor equal to the duration of the applicable Interest Period.

"Event of Default" has the meaning assigned to that term in [Article 7] hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.

"Existing Letters of Credit" means the letters of credit issued before the Effective Date and listed in Schedule 2.15 hereto.

"Existing Subordinated Debt" means the indebtedness of the Company outstanding on the date of this Agreement pursuant to the Indenture dated as of May 1, 1985 with The Chase Manhattan Bank, N.A., as Trustee, as the same has been supplemented by the First Supplemental Subordinated Indenture and as in effect on the date of this Agreement.

"Facility Fee Rate" has the meaning specified in the Pricing Schedule.

"Federal Funds Rate" means on any one day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal funds brokers as published as of such day by the Federal Reserve Bank of New York, provided that if such day is not a Business Day, the Federal Funds Rate shall be measured as of the immediately preceding Business Day.

"Final Maturity Date" means the Termination Date then in effect or, if the Company extends the Final Maturity Date pursuant to Section 2.01(e), the first anniversary of the Termination Date then in effect or if any such day is not a Business Day, the next preceding Business Day.

"Finance Company" means any subsidiary of the Company which is primarily engaged in the business of a finance company.

"Fully Drawn Margin" means at any date, the Eurocurrency Margin applicable at such date assuming Utilization greater than 50%.

"Funding Date" means the date of the funding of a Loan made pursuant to a Notice of Borrowing but does not mean the date of any conversion or continuation of the interest rate applicable to any Loan pursuant to a Notice of Conversion/Continuation.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money of that Person, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet of that Person in conformity with GAAP, (iii) notes payable of that Person and drafts accepted by that Person representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation of that Person owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vii) any guarantee of that Person, direct or indirect, of any indebtedness, note payable, draft accepted, or obligation described in clauses (i)-(vi) above of any other Person.

"Initial Loans" means the initial Loans made under this Agreement.

"Interest Payment Date" means, (x) with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Eurocurrency Rate Loan; provided that in the case of each Interest Period of six months, "Interest Payment Date" shall also include each Interest Period Anniversary Date (or if such day is not a Business Day, then the next succeeding Business Day) for such Interest Period and (y) in the case of any Base Rate Loan, the last Business Day of each calendar quarter.

"Interest Period" means any interest period applicable to a Eurocurrency Rate Loan or Competitive Bid Loan as determined pursuant to Section 2.08(b) hereof.

"Interest Period Anniversary Date" means, for each Interest Period applicable to a Eurocurrency Rate Loan which is six months, the three-month anniversary of the commencement of that Interest Period.

"Interest Rate Determination Date" means each date for calculating the Eurocurrency Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

"Issuing Bank" means JPMorgan Chase or any other Bank designated by the Borrower that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder.

"JPMorgan Chase" means JPMorgan Chase Bank, and its successors.

"Letter of Credit" means a letter of credit to be issued hereunder by an Issuing Bank.

"Letter of Credit Liabilities" means, for any Bank and at any time, such Bank's ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts paid by the Issuing Bank upon a drawing under a Letter of Credit issued hereunder and (y) the aggregate amount then available for drawing under all outstanding Letters of Credit.

"LIBOR Auction" means a solicitation of offers to make Competitive Bid Loans setting forth Bid Margins.

"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Loans" means one or more of the Syndicated Loans, Competitive Bid Loans or any combination thereof whether denominated in Dollars or an Alternative Currency.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

"Multiemployer Plan" has the meaning assigned to that term in Section 4001(a)(3) of ERISA.

"New York Office" means, for the Administrative Agent, the office in New York City specified in or pursuant to Section 10.08.

"Notes" means the promissory notes of the Borrowers issued pursuant to Section 2.06(b) hereof in substantially the form of Exhibit A hereto.

"Notice of Borrowing" means any Notice of Syndicated Borrowing, Notice of Competitive Bid Borrowing or any combination thereof.

"Notice of Competitive Bid Borrowing" has the meaning assigned to that term in Section 2.02(b) hereof and shall be substantially in the form of Exhibit D-2 hereof.

"Notice of Conversion/Continuation" means any notice delivered pursuant to Section 2.05(a) hereof and shall be substantially in the form of Exhibit D-3 hereto.

"Notice of Issuance" means any notice delivered pursuant to Section 2.15(c) hereof.

"Notice of Syndicated Borrowing" has the meaning assigned to that term in Section 2.01(b) hereof and shall be substantially in the form of Exhibit D-1 hereto.

"Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer), its President, any Vice President of such corporation, its Chief Financial Officer, its Treasurer or any Assistant Treasurer of such corporation.

"Other Currency Notice" has the meaning specified in Section 2.03.

"Other Currency Obligation" has the meaning specified in Section 7.11.

"Participating Member States" means those members of the European Union from time to time which adopt a single, shared currency in the Third Stage.

"PBGC" means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

"Pension Plan" means any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may be, is or has been established or maintained, or to which contributions may be, are or have been made by the Company or any of its ERISA Affiliates or as to which the Company would be considered as a "contributing sponsor" for purposes of Title IV of ERISA at any relevant time.

"Permitted Encumbrances" means:

(i)     Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.03;

(ii)     Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles then in effect, shall have been made therefor;

(iii)     Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)     Any attachment or judgment Lien individually or in the aggregate not in excess of $50,000,000 unless the judgment it secures shall, within 30 days after the entry thereof, not have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

(v)     Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(vi)     Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(vii)     Any interest or title of a lessor under any lease;

(viii)     Liens arising from UCC financing statements regarding leases; and

(ix)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.

"Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

"Pricing Schedule" means the Pricing Schedule attached hereto.

"Prime Rate" shall mean the rate which JPMorgan Chase announces from time to time as its prime rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Pro Rata Share or pro rata Share" means, when used with reference to any Bank and any described aggregate or total amount, the percentage designated as such Bank's Pro Rata Share set forth under the name of such Bank on the applicable signature page of this Agreement, as such pro rata Share may be adjusted pursuant to the terms of this Agreement.

"Redenominate", "Redenomination" and "Redenominated" each refers to redenomination of any Loan in an Alternative Currency into Dollars or any other Alternative Currency pursuant to Sections 2.12(m) and 7.11.

"Reference Banks" means JPMorgan Chase, Citibank, N.A., Deutsche Bank AG New York Branch and UBS AG, Stamford Branch.

"Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Reimbursement Obligation" has the meaning specified in Section 2.15(d).

"Reportable Event" means a "reportable event" described in Section 4043(b) of ERISA or in the regulations thereunder notice of which to PBGC is required within 30 days after the occurrence thereof, or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4204 of ERISA.

"Required Banks" means, as at any time any determination thereof is to be made, the Banks holding at least 51% of the Total Commitment or, if no Commitments are in effect, 51% of the Total Outstanding Amount.

"Restricted Subsidiary" means each Subsidiary (or a group of Subsidiaries that would constitute a Restricted Subsidiary if consolidated and which are engaged in the same or related lines of business) of the Company now existing or hereafter acquired or formed by the Company which (x) for the most recent fiscal year of the Company, accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries, or (y) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company and its Subsidiaries. For purposes of this definition, the proviso to the definition of Subsidiary shall not be applicable.

"Securities Act" means the Securities Act of 1933, as from time to time amended, and any successor statutes.

"Specified Currency" has the meaning specified in Section 10.18 of this Agreement.

"Subsidiary" means, in respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, however, that no Finance Company or any Subsidiary of any Finance Company shall be treated as a Subsidiary of the Company.

"Subsidiary Borrower" means any Subsidiary of the Company designated as such in writing by the Company; provided that such Subsidiary shall enter into an Assumption Agreement in the form annexed hereto as Exhibit G appropriately completed and that no Loan shall be made to such Subsidiary and no Letter of Credit shall be issued upon the request of such Subsidiary until Section 3.03 has been complied with as to such Subsidiary.

"Syndicated Loan" means a Loan which is made as part of a Borrowing, is made collectively by the Banks based on each Bank's Pro Rata Share of such Loan, is made as either a Base Rate Loan or a Eurocurrency Rate Loan and is requested pursuant to a Notice of Syndicated Borrowing.

"Termination Date" means March 29, 2004, or such later date to which the Termination Date then in effect may be extended pursuant to Section 2.01(d), or if any such day is not a Business Day, the next preceding Business Day.

"Termination Event" means (i) a Reportable Event with respect to any Pension Plan, or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan (including any such notice with respect to a Pension Plan amendment referred to in Section 4041(e) of ERISA), or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC, or (v) any other event or condition which, to the best knowledge of the Company, would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

"Textron Affiliate," as applied to the Company, means any Person or Persons directly or indirectly controlling the Company. For purposes of this definition, controlling, as applied to the Company, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract or otherwise. Neither any Bank nor any parent of any Bank nor any Subsidiary of any such Bank or parent shall be treated as a Textron Affiliate.

"Textron Affiliate Amount" means, as at any date of determination, the then aggregate outstanding amount of all loans and/or advances to any Textron Affiliate from the Company or any Subsidiary of the Company (without giving effect to the proviso to the definition of Subsidiary).

"Third Stage" means the third stage of European economic and monetary union pursuant to the Treaty on European Union.

"Total Commitment" means, as at any date of determination, the aggregate Commitments of all Banks then in effect (as such Commitments may be reduced from time to time pursuant to Section 2.10(a) hereof). The original amount of the Total Commitment is $500,000,000.

"Total Outstanding Amount" means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans (including both Syndicated Loans and Competitive Bid Loans), denominated in Dollars together with the Currency Equivalent in Dollars of all Loans denominated in Alternative Currencies, determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Banks at such time.

"2002 Credit Agreement" has the meaning assigned to that term in Section 3.01(d).

"Type" means, in respect of any Syndicated Loan, any type of Syndicated Loan, i.e., either a Base Rate Loan or a Eurocurrency Rate Loan.

"US LIBOR" means, with respect to any Interest Rate Determination Date for any Loans denominated in Dollars, an interest rate per annum equal to the rate that is set forth on page 3750 of the Dow Jones Telerate Service (or any other page that may replace such page from time to time) as of 11:00 A.M. (London time) on such Interest Rate Determination Date for Dollar deposits comparable in amount to the aggregate principal amount of such Dollar denominated Loans and having a tenor equal to the duration of the applicable Interest Period.

"Utilization" has the meaning specified in the Pricing Schedule.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article 6 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks; provided further that the implementation of Statement of Financial Accounting Standards No. 142 shall not be deemed a change in GAAP for purposes of the preceding proviso.

Section 1.03. Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Currency Equivalent of such second currency on the date of determination shall be used. If any reference to any Loan or other amount herein would include amounts in Dollars and in one or more Alternative Currencies or to an amount in Dollars that in fact is in one or more Alternative Currencies, such reference (whether or not it expressly so provides) shall be deemed to refer, to the extent it includes an amount in any Alternative Currency, to the Currency Equivalent in Dollars of such amount at the time of determination.

Article 2
Amounts And Terms Of Commitments And Loans

Section 2.01 Commitments.

(a) Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each Borrower herein set forth, each Bank hereby severally agrees to lend to the Borrowers from time to time during the period from and including the Effective Date to but not including the Termination Date its pro rata Share of the Total Commitment. Each Bank's Commitment and the Total Commitment shall expire in full on the Termination Date.

Amounts borrowed under this Section 2.01(a) may, subject to the limitations set forth in this Agreement, be repaid and, up to but excluding the Termination Date, be reborrowed. The Syndicated Loans and all other amounts owed hereunder with respect to the Syndicated Loans shall be paid in full no later than the Final Maturity Date.

Borrowings on any Funding Date with respect to a Syndicated Loan under this Section 2.01(a) shall be in Dollars, or in the requested Alternative Currency, in an aggregate minimum amount of $10,000,000 (or the Currency Equivalent thereof in any Alternative Currency) and integral multiples, in the case of Loans denominated in Dollars, of $1,000,000 in excess of that amount and, in the case of Loans denominated in an Alternative Currency, in integral multiples of 1,000,000 units or, in either case, if less, the unutilized amount of the Total Commitment. Notwithstanding the foregoing, (i) no Syndicated Loan may be borrowed by any Borrower if the Total Outstanding Amount, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, shall exceed the Total Commitment then in effect and (ii) no Syndicated Loan may be borrowed by any Borrower in an Alternative Currency if the Currency Equivalent in Dollars of the aggregate principal amount of all Syndicated Loans outstanding hereunder denominated in Alternative Currencies, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, shall exceed $200,000,000.

For purposes of determining (A) whether the making of any Borrowing will cause the outstanding aggregate principal amount of Loans denominated in Dollars together with the Currency Equivalent in Dollars of all Loans denominated in Alternative Currencies to exceed the Total Commitment or (B) whether the making of any Loan in an Alternative Currency will cause the Currency Equivalent in Dollars of the outstanding aggregate principal amount of Loans denominated in Alternative Currencies to exceed $200,000,000, the Administrative Agent will make such determinations three (3) Business Days in advance of a proposed Borrowing consisting of Eurocurrency Rate Loans and/or Competitive Bid LIBOR Loans and one (1) Business Day in advance of a proposed Borrowing consisting of Base Rate Loans and/or Competitive Bid Absolute Rate Loans calculating the Currency Equivalent of any Loan denominated in an Alternative Currency for purposes of such a determination at the rate of exchange in effect on such date.

(b) Notice of Syndicated Borrowing. Subject to Section 2.01(a), whenever any Borrower desires to borrow under this Section 2.01, it shall deliver to the Administrative Agent a Notice of Syndicated Borrowing (which may be telephonic, confirmed promptly in writing) no later than 10:30 A.M. (New York time) (x) in the case of a Base Rate Loan, on the proposed Funding Date, (y) in the case of a Eurocurrency Rate Loan denominated in Dollars, three Business Days in advance of the proposed Funding Date and (z) in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency, four Business Days in advance of the proposed Funding Date. The Notice of Syndicated Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Loans, (iii) whether such Loans are to consist of Base Rate Loans or Eurocurrency Rate Loans or a combination thereof and the amounts thereof, (iv) the currency of such Loans, (v) the Account of the Borrower for such Loans, (vi) the Interest Period(s) therefor and (vii) the aggregate principal amount of Loans outstanding in Dollars and in each Alternative Currency, after giving effect to the proposed Loan and all other Loans then requested which have not yet been funded.

Neither the Administrative Agent nor any Bank shall incur any liability to any Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this Section 2.01(b) and, upon funding of Syndicated Loans by the Banks in accordance with this Agreement pursuant to any telephonic notice, such Borrower shall have borrowed such Loans hereunder.

Except as provided in Sections 2.01(c) and 2.12(d), a Notice of Syndicated Borrowing for a Eurocurrency Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

(c) Disbursement of Funds. Promptly after receipt of a Notice of Syndicated Borrowing pursuant to Section 2.01(b) (or telephonic notice in lieu thereof) with respect to a Syndicated Loan, the Administrative Agent shall notify each Bank of the proposed borrowing. Each Bank shall make its pro rata Share of the amount of such Loans available to the Administrative Agent in the applicable currency by causing funds in such amount to be credited to the Account of the Administrative Agent in same day funds (or, in the case of any Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) not later than 12:00 Noon (local time in the city in which the Administrative Agent's Account is located) on the Funding Date. Such Loans of a Bank shall be equal to such Bank's pro rata Share of the aggregate amount of all such Loans requested by the applicable Borrower pursuant to the applicable Notice of Syndicated Borrowing. Upon satisfaction or waiver of the conditions precedent specified in Section 3.01 (in the case of the Initial Loans) and Sections 3.02 and, if applicable, 3.03 (in the case of all Loans) the Administrative Agent shall make the proceeds of such Loans available to the applicable Borrower by causing an amount of funds equal to the proceeds of all such Loans received by the Administrative Agent to be credited to the Account of such Borrower in same day funds (or, in the case of any Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency).

In the case of a proposed Borrowing consisting of Eurocurrency Rate Loans in an Alternative Currency, each Bank shall be obligated (subject to the satisfaction of all conditions precedent as specified in Article 3 of this Agreement) to make its Eurocurrency Rate Loan in the requested Alternative Currency unless such Bank shall deliver to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day before the requested date of such Borrowing a notice that it is unable to fund its pro rata Share of such Borrowing in such currency, which notice shall be notified immediately by the Administrative Agent to the requesting Borrower. If any Bank shall have so provided to the Administrative Agent such notice, the Administrative Agent shall promptly notify the requesting Borrower and each Bank that a Bank has provided such notice, whereupon such Borrower may, by notice to the Administrative Agent not later than 2:00 P.M. (New York City time) on the third Business Day before the requested date of such Eurocurrency Rate Loan, withdraw the Notice of Borrowing relating to such Borrowing. If the requesting Borrower does so withdraw such Notice of Borrowing, the Borrowing requested in such Notice of Borrowing shall not occur and the Administrative Agent shall promptly so notify each Bank. If the requesting Borrower does not so withdraw such Notice of Borrowing, the Administrative Agent shall promptly so notify each Bank and such Notice of Borrowing shall be deemed to be a Notice of Borrowing which requests a Eurocurrency Rate Loan denominated in Dollars in an aggregate amount equal to the Currency Equivalent in Dollars of the amount of such Alternative Currency specified in such Notice of Borrowing; and in such notice by the Administrative Agent to each Bank the Administrative Agent shall state such aggregate amount of Dollars and such Bank's pro rata Share of such Eurocurrency Rate Loan.

Except as set forth in the immediately preceding paragraph, unless the Administrative Agent shall have been notified by any Bank (which notice may be telephonic, confirmed promptly in writing) prior to any Funding Date in respect of any Syndicated Loan that such Bank does not intend to make available to the Administrative Agent such pro rata Share of such Loan on such Funding Date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on prompt demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. Nothing in this Section 2.01(c) shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against any Bank as a result of any default by such Bank hereunder.

(d) Extension of Commitments. The Commitments may be extended, if at the time no Potential Event of Default or Event of Default has occurred and is continuing, in the manner and amount set forth in this Section 2.01(d), for a period of 364 days measured from the Termination Date then in effect. If the Company wishes to request an extension of each Bank's Commitment, it shall give notice to that effect to the Administrative Agent not less than 45 days and not more than 55 days prior to the Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Banks of such request. Each Bank will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 30 days of such request to the Administrative Agent, but in any event no earlier than 30 days prior to the Termination Date then in effect. If any Bank shall not have responded affirmatively within such 30-day period, such Bank shall be deemed to have rejected the Company's proposal to extend its Commitment, and only the Commitments of those Banks which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit H hereto (the "Extension Agreement") duly completed and signed by the Company, the Administrative Agent and all of the Banks which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.01(d) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Banks having at least 66 2/3% of the aggregate amount of the Commitments.

(i) If any Bank rejects, or is deemed to have rejected, the Borrower's proposal to extend its Commitment, (A) this Agreement shall terminate on the Termination Date then in effect with respect to such Bank, (B) the Borrower shall pay to such Bank on such Termination Date any amounts due and payable to such Bank on such date and (C) the Borrower may, if it so elects, designate a Person not theretofore a Bank and acceptable to the Administrative Agent to become a Bank, or agree with an existing Bank that such Bank's Commitment shall be increased, provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments on the date hereof. Upon execution and delivery by the Borrower and such replacement Bank or other Person of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.01(d)(i), such existing Bank shall have a Commitment as therein set forth or such other Person shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder.

(ii) The Administrative Agent shall promptly notify the Banks of the effectiveness of each extension of the Commitments pursuant to this Section 2.01(d).

(e) Extension of Final Maturity Date. The Final Maturity Date may be extended, at the option of the Company, exercisable by notice as set forth below, to the date which is the first anniversary of the Termination Date then in effect (or, if such date is not a Business Day, the next preceding Business Day), so long as no Event of Default or Potential Event of Default has occurred and is continuing and the representations and warranties contained herein shall be true, correct and complete in all material respects on the date such notice is given and on the Termination Date then in effect. If the Company wishes to exercise this option, it shall give notice to such effect to the Administrative Agent not less than 45 days prior to the Termination Date then in effect, and assuming satisfaction of the applicable conditions specified above (and such notice shall constitute a representation and warranty by the Company to the effect such conditions are satisfied), the Final Maturity Date shall be so extended automatically and without further action by any party hereto effective upon receipt by the Administrative Agent of such notice. The Administrative Agent will promptly notify the Banks of any such notice received by it.

(i) The Company may concurrently request an extension of the Commitments pursuant to Section 2.01(d) and elect to extend the Final Maturity Date pursuant to this Section 2.01(e); provided that if the Commitments are extended in whole or in part pursuant to Section 2.01(d), the Final Maturity Date shall be extended to the then applicable Termination Date with respect to the Banks whose Commitments are extended, but shall not be extended with respect to the Banks whose Commitments are not extended, and the Company shall again have the right pursuant to this Section 2.01(e) to extend the Final Maturity Date to the first anniversary of such extended Termination Date.

Section 2.02. Competitive Bid Loans. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees that any Borrower may incur a Competitive Bid Loan in Dollars or in an Alternative Currency pursuant to a Notice of Competitive Bid Borrowing from time to time on and after the Effective Date and prior to the date which is the Business Day preceding the date which is 30 days prior to the Termination Date, provided that the aggregate principal amount of all Loans outstanding hereunder denominated in Dollars together with the Currency Equivalent in Dollars of all Loans denominated in Alternative Currencies, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, will not exceed the Total Commitment then in effect. The determination required by the immediately preceding sentence shall be made by the Administrative Agent in accordance with the last paragraph of Section 2.01(a). Within the foregoing limits and subject to the conditions set forth in this Agreement, Competitive Bid Loans may be repaid and reborrowed in accordance with the provisions hereof. Competitive Bid Loans made on any Funding Date shall be in Dollars, or in the requested Alternative Currency, in an aggregate minimum amount of $10,000,000 (or the Currency Equivalent thereof in any Alternative Currency) and in integral multiples in the case of Loans denominated in Dollars, of $1,000,000 in excess of such amount and, in the case of Loans denominated in an Alternative Currency, in integral multiples of 1,000,000 units.

(a) Whenever the Company or a Subsidiary Borrower desires to incur a Competitive Bid Loan, it shall in the case of the Company, deliver to the Administrative Agent and each Bank, and in the case of a Subsidiary Borrower, deliver to the Company (which shall deliver to the Administrative Agent and each Bank), a Notice of Competitive Bid Borrowing, such notice to specify in each case the date of the proposed Competitive Bid Loan(s), the aggregate amount of the proposed Competitive Bid Loan(s), the maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Loans (each of which maturity dates may not be later than the Business Day prior to the Termination Date), the currency of the proposed Competitive Bid Loan(s) (which shall be Dollars or, in the case of a LIBOR Auction, an Alternative Currency), the Account of the Borrower for such Loan(s), the interest payment date or dates relating thereto, whether the Competitive Bid Loan(s) are to be Competitive Bid Absolute Rate Loans or Competitive Bid LIBOR Loans, the aggregate principal amount of Loans outstanding in Dollars and in each Alternative Currency after giving effect to the proposed Competitive Bid Loan(s) and all other Loans then requested which have not yet been funded and any other terms to be applicable to such Competitive Bid Loan(s). A Notice of Competitive Bid Borrowing must be received no later than 11:00 A.M. (New York City time) on (i) the fifth Business Day prior to the date of the Borrowing proposed therein, in the case of a LIBOR Auction or (ii) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction. No Notice of Competitive Bid Borrowing shall be given earlier than three Business Days subsequent to the making of the last Competitive Bid Loan.

(b) Each Bank shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the applicable Borrower as part of such proposed Competitive Bid Loan(s) by notifying the Company, not later than 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction and 10:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (each such date being hereinafter referred to as a "Reply Date"), of (i) the minimum amount and maximum amount of each Competitive Bid Loan which such Bank would be willing to make as part of such proposed Competitive Bid Loan(s) (which amounts may, subject to the provisions of Section 2.01(a), exceed such Bank's Commitment); provided that the minimum amount of any Bank's bid shall be at least $5,000,000 (or, in the case of a Competitive Bid Loan denominated in an Alternative Currency, the Currency Equivalent thereof in such Alternative Currency), (ii) in the case of a LIBOR Auction, the margin above or below the applicable Eurocurrency Rate (the "Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate and (iii) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Absolute Rate") offered for each such Competitive Bid Loan. If any Bank shall not notify the Company, before 2:00 P.M. or 10:00 a.m. (New York City time), as the case may be, on the Reply Date of its offer of a Competitive Bid Loan, such Bank shall be deemed not to be making an offer with respect to such Competitive Bid Loan.

(c) The Company shall, in turn, before 11:00 A.M. (New York City time) on the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or the Reply Date, in the case of an Absolute Rate Auction either

(A) cancel such Competitive Bid Loan by giving the Administrative Agent and each Bank notice to that effect (whereupon such Competitive Bid Loan will not be made), or

(B) accept one or more of the offers made by any Bank or Banks pursuant to Section 2.02(c), in its sole discretion, by giving notice to the Administrative Agent and such Bank of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by such Bank or Banks for such Competitive Bid Loan pursuant to Section 2.02(c)) to be made by such Bank as part of such Competitive Bid Loan, and reject any remaining offers made by Banks pursuant to Section 2.02(c) above by giving the Administrative Agent and such Bank notice to that effect.

(d) On the Funding Date of each Competitive Bid Loan, each Bank required to participate therein will make available its share of such Competitive Bid Loan (as specified in Section 2.02(d)) by causing funds in such amount to be credited to the Account of the Borrower in same day funds (or, in the case of any Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) not later than 12:00 Noon (local time in the city in which the Borrower's Account is located).

(e) Each Competitive Bid Loan shall be payable on the maturity date specified in the Notice of Competitive Bid Borrowing relating to such Competitive Bid Loan.

Section 2.03. Notices of Other Currencies. At any time, and from time to time, any Borrower may request that a lawful currency, in addition to British Pounds Sterling, Canadian Dollars and Euros, which is freely transferable and freely convertible into Dollars be made an "Alternative Currency." Any such request shall be made by such Borrower to the Administrative Agent and shall specify the currency or currencies to be considered for addition to the list of Alternative Currencies (each such request being an "Other Currency Notice"). Upon receipt of an Other Currency Notice, the Administrative Agent shall give each Bank prompt notice thereof by telecopier (the "Agent's Other Currency Notice"), which notice shall be in no event later than one Business Day after receipt of such Other Currency Notice. Within ten Business Days of receipt of the Agent's Other Currency Notice, each Bank shall notify the Administrative Agent whether it consents to the addition of such other currency or currencies to the list of Alternative Currencies. If any Bank does not respond to an Agent's Other Currency Notice, it shall be deemed not to have consented to any such addition. At the end of such ten Business Day period, the Administrative Agent shall notify the requesting Borrower and each Bank as to whether all the Banks have consented to the proposed addition and, in the event that all of the Banks have so consented, as to the applicable page on the Dow Jones Telerate Service from which the Eurocurrency Rate for such currency shall be calculated. If all of the Banks have so consented, such currency or currencies shall be considered an "Alternative Currency" for purposes of this Agreement; otherwise, it or they shall not. No Borrower shall request any Loan in any currency which is the subject of an Other Currency Notice until such currency has been made an Alternative Currency pursuant to this Section.

Section 2.04. Substitution of Euro for National Currency. If any Alternative Currency is replaced by the Euro, unless otherwise agreed by the Company, the Administrative Agent and the Banks, the Euro may be tendered in satisfaction of any obligation denominated in such Alternative Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the Euro. No replacement of an Alternative Currency by the Euro shall discharge, excuse or otherwise affect the performance of any obligation of the Borrower under this Agreement.

Section 2.05. Notices of Conversion/Continuation.  Subject to the provisions of Section 2.12 hereof, the applicable Borrower shall have the option to convert at any time all or any part of its outstanding Base Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, to Eurocurrency Rate Loans denominated in Dollars and upon the expiration of any Interest Period applicable to outstanding Eurocurrency Rate Loans, to continue all or any portion of such Eurocurrency Rate Loans in an aggregate minimum amount of $10,000,000 (or the Currency Equivalent thereof in any Alternative Currency) and integral multiples of, in the case of Loans denominated in Dollars, $5,000,000 in excess of that amount and, in the case of Loans denominated in an Alternative Currency, in integral multiples of 5,000,000 units as Eurocurrency Rate Loans. The succeeding Interest Period(s) of such converted or continued Eurocurrency Rate Loan shall commence on the date of conversion in the case of clause (i) above and on the last day of the Interest Period of the Eurocurrency Rate Loans to be continued in the case of clause (ii) above.

The applicable Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 A.M. (New York City time) at least three Business Days, in the case of a conversion into or continuation of Eurocurrency Rate Loans denominated in Dollars and at least four Business Days, in the case of a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Syndicated Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) the requested Interest Period.

Except as provided in Section 2.12(d) hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurocurrency Rate Loan shall be irrevocable on or after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to convert or continue in accordance therewith.

(a) Unless the applicable Borrower shall have given the Administrative Agent (x) a timely Notice of Conversion/Continuation in accordance with the provisions of Section 2.05(a) hereof with respect to Eurocurrency Rate Loans outstanding or (y) written notice of such Borrower's intent to prepay Eurocurrency Rate Loans, furnished not later than 11:00 A.M. (New York City time) on the fourth Business Day prior to the last day of the Interest Period with respect to such Eurocurrency Rate Loans, the applicable Borrower shall be deemed to have requested that such Eurocurrency Rate Loans be continued for an additional Interest Period of one month.

Section 2.06. Registry. The Administrative Agent shall maintain a register (the "Register") on which it will record the Commitment of each Bank, each Loan made by such Bank to each Borrower, each repayment of any Loan made by such Bank, the stated amount of each Letter of Credit and the principal amount of each Bank's outstanding Letter of Credit Liabilities. Any such recordation by the Administrative Agent on the Register shall constitute prima facie evidence thereof, absent manifest error. Each Bank shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment, Loans and Letter of Credit Liabilities. Failure to make any such recordation, or any error in such recordation, shall not affect each Borrower's obligations hereunder in respect of the Loans made to such Borrower and in respect of the Letters of Credit issued upon the request of such Borrower.

(a) Each Borrower hereby agrees that, upon the request of the Administration Agent if so instructed by any Bank at any time, such Bank's Loans shall be evidenced by a promissory note of such Borrower substantially in the form of Exhibit A hereto (a "Note"). The Note issued to each Bank pursuant to this Section 2.06(b) shall be payable to the order of such Bank, be payable in the principal amount of the denominated currency of the outstanding Loans evidenced thereby, provide that all Loans then outstanding shall be repaid on the date as provided herein, bear interest as provided in the appropriate clause of Section 2.08 hereof, be entitled to the benefits of this Agreement, and have attached thereto a schedule (a "Loans and Principal Payments Schedule") substantially in the form of the Schedule to Exhibit A hereto. At the time of the making of each Loan or principal payment in respect thereof, each Bank may, and is hereby authorized to, make a notation on the Loans and Principal Payments Schedule of the date and the amount of such Loan or payment, as the case may be. Notwithstanding the foregoing, the failure to make a notation with respect to the making of any Loan, shall not limit or otherwise affect the obligation of the Borrower hereunder or under the applicable Note with respect to such Loan and payments of principal by the Borrower shall not be affected by the failure to make a notation thereof on the appropriate Loans and Principal Payments Schedule.

Section 2.07. Pro Rata Borrowings. The Syndicated Loans comprising each Borrowing under this Agreement shall be made by the Banks simultaneously and each Bank's Syndicated Loan shall be equal to such Bank's pro rata Share of such Borrowing. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make a Loan hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder subject to the terms hereof, regardless of the failure of any other Bank to fulfill its commitment to make Loans hereunder. If, as a result of an error in the determination of any Bank's pro rata Share of a Borrowing with respect to a Syndicated Loan, a Bank makes a Syndicated Loan in excess of its pro rata Share (an "Erroneous Loan") the applicable Borrower shall, upon the request of the Administrative Agent, repay a portion of such Syndicated Loan equal to such excess or, within two days of receiving written notice of such error, correct such error by effecting a Borrowing of Syndicated Loans having a comparable maturity to the then remaining maturity of the Erroneous Loan (a "Correcting Loan") and allocating the Correcting Loan among the Banks such that, after such allocation, the sum of the principal amounts of the Erroneous Loan and the Correcting Loan held by each Bank shall represent such Bank's pro rata Share of the sum of the aggregate principal amounts of the Erroneous Loans and the Correcting Loans held by all Banks; provided, however, that the Borrower may not incur Correcting Loans if, after giving effect to such Correcting Loans, the outstanding Syndicated Loans of any Bank shall exceed such Bank's Commitment or if the aggregate principal amount of all Loans outstanding would exceed the Total Commitment then in effect. Borrowings of Correcting Loans shall be subject to all of the terms and conditions of Borrowings hereunder.

Section 2.08. Interest. Rate of Interest on Loans.

(i) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Syndicated Loan made to it from and including the date made to but not including the date repaid.

(A) Each Eurocurrency Rate Loan shall bear interest on the unpaid principal amount thereof for the applicable Interest Period at an interest rate per annum equal to the sum of the Eurocurrency Margin plus the applicable Eurocurrency Rate.

(B) Each Base Rate Loan shall bear interest on the unpaid principal thereof at an interest rate per annum equal to the applicable Base Rate.

(ii) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Loan made to it from and including the date made to but not including the date repaid.

(A) Each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus (or minus) the Bid Margin quoted by the Bank making such Loan in accordance with Section 2.02(b).

(B) Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.02(b).

The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with Section 2.12(a). The Administrative Agent shall give prompt notice to the applicable Borrower and Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(b) Interest Periods. In connection with each Eurocurrency Rate Loan and Competitive Bid Loan, the applicable Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Eurocurrency Rate Loan or Competitive Bid Loan, as the case may be. The Interest Period with respect to each Eurocurrency Rate Loan shall be either a one, two, three or six month period, with respect to each Competitive Bid LIBOR Loan shall be a whole number of months as specified by the Borrower in the Notice of Competitive Bid Borrowing and with respect to each Competitive Bid Absolute Rate Loan shall be such number of days (but not less than seven days) as specified by the Borrower in the Notice of Competitive Bid Borrowing; provided that:

(A) the Interest Period for each Eurocurrency Rate Loan and Competitive Bid Loan shall commence on the date of such Loan;

(B) if an Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(C) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of such ending calendar month;

(D) no Interest Period shall extend beyond the Final Maturity Date; and

(E) there shall be no more than 30 Interest Periods outstanding at any time.

(c) Interest Payments. Interest shall be payable on each (i) Syndicated Loan in arrears on each Interest Payment Date applicable to that Loan, and (ii) Competitive Bid Loan, at such times as agreed to by the applicable Borrower and the Bank making such Competitive Bid Loan (which shall be the scheduled maturity date of such Loan if less than 180 days after the making of such Loan), and in each case upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and when due and payable (whether at maturity, by acceleration or otherwise).

(d) Computation of Interest. Interest on Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in British Pounds Sterling) shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues and interest on Base Rate Loans and Eurocurrency Rate Loans denominated in British Pounds Sterling shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which it accrues. Interest on a Competitive Bid Loan shall be computed on the basis set forth in the applicable Notice of Competitive Bid Borrowing. In computing interest on any Loan, the date of the making of the Loan or, in the case of a Eurocurrency Rate Loan, the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(e) Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate per annum equal to the sum of 2% plus the higher of (i) the rate of interest applicable to such Loans or (ii) the rate of interest otherwise payable under this Agreement for Base Rate Loans.

Section 2.09  Commissions and Fee. Facility Fees.

(i) The Company shall pay to the Administrative Agent for the account of the Banks a facility fee in Dollars at the Facility Fee Rate accrued (A) from and including the Effective Date to but not including the Termination Date on the daily average aggregate amount of the Commitments (whether used or unused) and (B) from and including the Termination Date to but not including the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding Currency Equivalent in Dollars of the Loans.

(ii) Such facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Such facility fees shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety). From the effective date of any termination or reduction of Commitments, such facility fees shall cease to accrue or be correspondingly reduced. If the Commitments are terminated in their entirety or reduced, facility fees accrued on the total Commitments, or accrued on the aggregate amount of the reduction of the Commitments (in the case of such a reduction), shall be payable on the effective date of such termination or reduction.

(b) Letter of Credit Fees. The Company shall pay (i) to the Administrative Agent for the account of the Banks ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Fully Drawn Margin for such day and (ii) to each Issuing Bank for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate as may be mutually agreed between the Company and such Issuing Bank from time to time. Such letter of credit fees shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if later, the date the Letter of Credit Liabilities shall be reduced to zero).

(c) Administrative Fees. The Company agrees to pay to the Administrative Agent an annual fee (the "Administrative Fee") in Dollars in an amount equal to the amount previously agreed to in writing by the Company and the Administrative Agent. Such Administrative Fee shall be payable quarterly in advance commencing on the date of this Agreement and on each successive quarterly anniversary of such date, so long as any Loan or Commitment is outstanding on such date; provided that if the Company shall terminate the Commitments in their entirety pursuant to Section 2.12(a) prior to the Termination Date, a pro rata portion of the Administrative Fee relating to the period from the Termination Date to the end of the applicable quarter shall be refundable.

(d) Time of Payment. The Company shall make payment of each Bank's facility and letter of credit fees and of the Administrative Agent's Administrative Fee hereunder, not later than Noon (New York City time) on the date when due in Dollars and in immediately available funds, to the Administrative Agent at its New York Office. Upon receipt of any amount representing facility or letter of credit fees paid pursuant to this Section 2.09, the Administrative Agent shall pay such amount to the Banks based upon their respective pro rata Shares.

Section 2.10. Reductions in Commitments; Repayments and Payments.  Reductions of Total Commitment. After the Effective Date, the Company shall have the right, upon at least three Business Days' prior irrevocable written notice to the Administrative Agent, who will promptly notify the Banks thereof, by telephone confirmed in writing, without premium or penalty, to reduce or terminate the Total Commitment, in whole at any time or in part from time to time, in minimum aggregate amounts of $10,000,000 (unless the Total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the Total Commitment at such time) and, if such reduction is greater than $10,000,000, in integral multiples of $5,000,000 in excess of such amount, provided that (a) any such reduction of the Total Commitment shall apply to the Commitment of each Bank in accordance with its pro rata Share of the aggregate of such reduction, (b) any such reduction in the Total Commitment shall be permanent (it being understood that nothing in this Section 2.10(a) shall prevent an increase in the Commitments in accordance with Section 2.02(d)(ii)) and (c) after giving effect to any such reduction, the Total Commitment shall equal or exceed the Total Outstanding Amount.

(a) Voluntary Prepayments.

(i) Subject, in the case of any Eurocurrency Rate Loan, to Section 2.12(e), the applicable Borrower shall have the right to prepay any Syndicated Loan in whole at any time or in part from time to time without premium or penalty in an aggregate minimum amount of $10,000,000 (or the Currency Equivalent thereof) and integral multiples of $1,000,000 (or in the case of Loans denominated in an Alternative Currency, in integral multiples of 1,000,000 units) in excess of that amount or, if less, the outstanding principal amount of such Loan. The applicable Borrower shall give notice (by telex or telecopier, or by telephone (confirmed in writing promptly thereafter)) (which shall be irrevocable) to the Administrative Agent and each Bank of each proposed prepayment hereunder, (x) with respect to Base Rate Loans, not later than 10:30 A.M. on the Business Day preceding the day of the proposed repayment and (y) with respect to Eurocurrency Rate Loans, at least four Business Days prior to the day of the proposed prepayment, and in each case shall specify the proposed prepayment date (which shall be a Business Day), the aggregate principal amount of the proposed prepayment and what Loans are to be prepaid.

(ii) No Borrower may prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(b) Mandatory Repayments.

(i) The Administrative Agent shall calculate the Total Outstanding Amount on the date four Business Days in advance of any proposed Borrowing consisting of Eurocurrency Rate Loans or Competitive Bid LIBOR Loans, the date one Business Day in advance of a proposed Borrowing consisting of Base Rate Loans or Competitive Bid Absolute Rate Loans, the date of any Redenomination, the last day of any Interest Period and the last Business Day of any March, June, September or December. If the Total Outstanding Amount on any such date exceeds the amount equal to the product of 105% and the Total Commitment, the Borrowers jointly and severally shall immediately following notice from the Administrative Agent thereof prepay to the Administrative Agent the amount equal to the difference between the Total Outstanding Amount and the Total Commitment.

(ii) Each Borrower shall repay to the relevant Bank (which shall promptly furnish notice thereof to the Administrative Agent) the unpaid principal amount of each Competitive Bid Loan made by such Bank hereunder on the maturity date with respect thereto and shall repay to the Administrative Agent the unpaid principal amount of each Syndicated Loan on the dates as provided herein, in each case, together with all accrued and unpaid interest thereon. Upon obtaining knowledge of an Event of Default, a Potential Event of Default, or any other default with respect to a Competitive Bid Loan, the Bank which made such Competitive Bid Loan shall notify the Administrative Agent thereof.

(c) Interest on Principal Amounts Prepaid. All prepayments under this Section 2.10 shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and any other amounts payable pursuant to Section 2.12(e) of this Agreement.

(d) Method and Place of Payment. Except as otherwise specifically provided herein, all payments to be made by the applicable Borrower on account of principal and interest on each Loan shall be made without setoff or counterclaim by causing funds in an amount equal to each such payment to be credited to the Account of the Administrative Agent, in the case of a Syndicated Loan for the ratable account of each Bank, and to the Account of the relevant Bank, in the case of a Competitive Bid Loan, in each case not later than 12:00 Noon (local time in the city in which the relevant Account is located) on the date when due and shall be made in the currency in which such Loan is denominated in same day funds (or, in the case of any Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency). Whenever any payment with respect to any Loan shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that with respect to Eurocurrency Rate Loans and Competitive Bid LIBOR Loans, if the next succeeding Business Day falls in another calendar month, such payments shall be made on the next preceding Business Day. The Administrative Agent shall remit to each Bank its pro rata Share of all such payments received in collected funds by the Administrative Agent for the account of such Bank in respect of which such payment is made. Such payments shall be made to the Account of each Bank. Upon receipt of any principal payment with respect to a Competitive Bid Loan, the receiving Bank shall promptly (and in any event within one Business Day thereof) notify the Administrative Agent with respect thereto.

(e) Net Payments.

(i) All payments by the applicable Borrower or the Company under this Agreement shall be made without setoff or counterclaim and (unless, in the case of Competitive Bid Loans only, otherwise agreed to between the Borrower and the Bank making any such Competitive Bid Loan), in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Authority, other than any tax on or measured by the net income of a Bank pursuant to the income tax laws of the United States or of the jurisdictions where such Bank's principal or Applicable Lending Office is located (collectively, "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement. If the applicable Borrower or the Company is required by law to make any deduction or withholding from any payment due hereunder, then the amount payable will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable. Without prejudice to the foregoing, if any Bank or the Administrative Agent is required to make any payment on account of Taxes, the Company will, upon notification by the Bank or the Administrative Agent promptly indemnify such person against such Taxes, together with any interest, penalties and expenses payable or incurred in connection therewith. The Company shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the United States of America, any State or political subdivision thereof, or the jurisdiction in which the principal office or lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction as such Bank shall determine are payable by such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to Article 2. For purposes of this Section, the term "Taxes" includes interest, penalties and expenses payable or incurred in connection therewith. A certificate as to any additional amounts payable to a Bank under this Section 2.10(f) submitted to the Company by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Company shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Bank may be entitled.

(ii) Each Bank shall supply to the Company, within a reasonable period after the date of execution of this Agreement, executed copies of Internal Revenue Service Form W-8ECI or W-8BEN (which indicates that the respective Bank is entitled to receive interest exempt from United States withholding tax) or any successor Forms, and shall update such Forms as necessary in order to retain their effectiveness, to the extent each such Bank is legally entitled to execute and deliver either of such Forms.

(iii) With respect to any Taxes which are paid by any Borrower in accordance with the provisions of this Section 2.10(f), each Bank receiving the benefits of such payments of Taxes hereby agrees to pay to such Borrower any amounts refunded to such Bank which such Bank determines in its sole discretion to be a refund in respect of such Taxes.

(f) Order of Payment. Subject to the last sentence of this Section 2.10(g), all payments made by the applicable Borrower to the Administrative Agent (other than payments to the Administrative Agent in its capacity as a Bank which has made Competitive Bid Loans to such Borrower and or in connection with any fee or indemnification payments not specifically designated under the terms of this Agreement as being for the benefit of the Banks) shall be applied by the Administrative Agent, on behalf of each Bank based on its pro rata Share, first, to the payment of expenses referred to in Section 2.09hereof,  second, to the payment of the fees referred to in Section 2.09hereof,  third, to the payment of accrued and unpaid interest on such Bank's Base Rate Loans until all such accrued interest has been paid,  fourth, to the payment of accrued and unpaid interest on such Bank's Eurocurrency Rate Loans until all such accrued interest has been paid,  fifth, to the payment of the unpaid principal amount of such Bank's Base Rate Loans, and sixth, to the payment of the unpaid principal amount of such Bank's Eurocurrency Rate Loans. Notwithstanding the foregoing, upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, all payments made by the applicable Borrower with respect to Loans shall be made to the Administrative Agent and after being applied in accordance with clauses (i) and (ii) of this Section 2.10(g), shall be paid to the Banks pro rata based upon the aggregate principal amount of Loans outstanding made by each Bank, and the payments allocable to Syndicated Loans shall then be applied in accordance with clauses (iii), (iv) and (v) of this Section 2.10(g).

Section 2.11. Use of Proceeds. The proceeds of the Loans made or the Letters of Credit issued by the Banks to the Borrowers may be used for acquisitions, repurchases of capital stock of the Company, the funding of dividends payable to shareholders of the Company and for general corporate purposes of the Borrowers.

Section 2.12. Special Provisions Governing Eurocurrency Rate Loans and/or Competitive Bid Loans. Notwithstanding any other provisions of this Agreement, the following provisions shall govern with respect to Eurocurrency Rate Loans and Competitive Bid Loans as to the matters covered, unless, in the case of Competitive Bid Loans, otherwise agreed to between the Borrower and the Bank making any such Competitive Bid Loan:

(a) Determination of Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on an Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Eurocurrency Rate Loans and the Competitive Bid LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower requesting such Eurocurrency Loan or Competitive Bid LIBOR Loan and to each Bank.

(b) Substituted Rate of Borrowing. In the event that on any Interest Rate Determination Date any Bank (including the Administrative Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(b), shall be made only after consultation with the Company and the Administrative Agent) that:

(i) by reason of any changes arising after the date of this Agreement affecting the Eurocurrency market or affecting the position of that Bank in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Eurocurrency Rate with respect to the Eurocurrency Rate Loans or Competitive Bid LIBOR Loans as to which an interest rate determination is then being made; or

(ii) by reason of (a) any change (including any changes proposed or published prior to the date hereof) after the date hereof in any applicable law or any governmental rule, regulation or order (or any interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation or order (including any thereof proposed or published, prior to the date hereof)) or (b) other circumstances affecting that Bank or the Eurocurrency market or the position of that Bank in such market (such as, for example, but not limited to, official reserve requirements required by Regulation D to the extent not compensated pursuant to Section 2.14), the Eurocurrency Rate shall not represent the effective pricing to that Bank for deposits in the applicable currency of comparable amounts for the relevant period;

then, and in any such event, that Bank shall be an Affected Bank and it shall promptly (and in any event as soon as possible after being notified of a Borrowing) give notice (by telephone confirmed in writing) to the applicable Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other Bank) of such determination. Thereafter, such Borrower shall pay to the Affected Bank with respect to such Eurocurrency Rate Loans or Competitive Bid LIBOR Loans, upon written demand therefor, but only if such demand is made within 30 days of the end of the Interest Period for such Interest Rate Determination Date, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Bank in its sole discretion shall reasonably determine) as shall be required to cause the Affected Bank to receive interest with respect to such Affected Bank's Eurocurrency Rate Loans or Competitive Bid LIBOR Loans for the Interest Period following that Interest Rate Determination Date (such Interest Period being an "Affected Interest Period") at a rate per annum equal to the Eurocurrency Margin or Bid Margin in excess of the effective pricing to the Affected Bank for deposits in the applicable currency to make or maintain Eurocurrency Rate Loans or Competitive Bid LIBOR Loans, as the case may be. A certificate as to additional amounts owed the Affected Bank, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the applicable Borrower and the Administrative Agent by the Affected Bank shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) Required Termination and Prepayment. In the event that on any date any Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurocurrency Rate Loans in any currency (i) has become unlawful by, or would be inconsistent with, compliance by that Bank in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or (ii) has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the Eurocurrency market for such currency, then, and in any such event, that Bank shall be an Affected Bank and it shall promptly give notice (by telephone confirmed in writing) to the applicable Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Bank) of that determination. Subject to the prior withdrawal of a Notice of Syndicated Borrowing or prepayment of the Eurocurrency Rate Loans of the Affected Bank as contemplated by the following Section 2.12(d) hereof, the obligation of the Affected Bank to make Eurocurrency Rate Loans denominated in the affected currency during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and the applicable Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 2.12(c) is made or earlier, when required by law, repay Eurocurrency Rate Loans of the Affected Bank denominated in the affected currency together with all interest accrued thereon.

(d) Options of the Borrowers. In lieu of paying an Affected Bank such additional moneys as are required by Section 2.12(b), 2.12(i), 2.13 or 2.14 hereof or the prepayment of an Affected Bank required by Section 2.12(c), hereof but in no event in derogation of Section 2.12(e) hereof, any Borrower may exercise any one of the following options:

(i) If the determination by an Affected Bank relates only to Eurocurrency Rate Loans then being requested by such Borrower pursuant to a Notice of Syndicated Borrowing or a Notice of Conversion/Continuation, the Borrower may by giving notice (by telephone confirmed in writing) to the Administrative Agent (who shall promptly give similar notice to each Bank) no later than the date immediately prior to the date on which such Eurocurrency Rate Loans are to be made, continued or converted withdraw as to the Affected Bank that Notice of Syndicated Borrowing or Notice of Conversion/Continuation, as the case may be; or

(ii) If the determination by an Affected Bank relates only to Competitive Bid LIBOR Loans then being requested by such Borrower pursuant to a Notice of Competitive Bid Borrowing, the Borrower may by giving notice (by telephone confirmed in writing) to the Administrative Agent (who shall promptly give similar notice to each Bank) no later than the date immediately prior to the date on which such Competitive Bid LIBOR Loans are to be made, withdraw as to the Affected Bank that Notice of Competitive Bid Borrowing;

(iii) If the determination by an Affected Bank relates only to Loans made in an Alternative Currency, the Borrower may if permitted by law Redenominate such Loans (subject to the prepayment provisions of Section 2.10(c) of this Agreement) in accordance with Section 2.12(m) of this Agreement into Dollars or such other Alternative Currency as to which such circumstances do not exist;

(iv) If the determination by an Affected Bank relates only to Loans made in Dollars, upon written notice to the Administrative Agent and each Bank, such Borrower may terminate the obligations of the Banks to make Loans as, and to convert Loans into, Eurocurrency Rate Loans denominated in Dollars and in such event, the Borrower shall, prior to the time any payment pursuant to Section 2.12(c) hereof is required to be made or, if the provisions of Section 2.12(d) hereof are applicable, at the end of the then current Interest Period, convert all of such Eurocurrency Rate Loans into Base Rate Loans; or

(v) Such Borrower may give notice (by telephone confirmed in writing) to the Affected Bank and the Administrative Agent (who shall promptly give similar notice to each Bank) and require the Affected Bank to make the Eurocurrency Rate Loan or Competitive Bid LIBOR Loan then being requested (if denominated in Dollars) as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/Continuation as a Base Rate Loan or to convert its Eurocurrency Rate Loan then outstanding that is so affected (if denominated in Dollars) into a Base Rate Loan at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to Section 2.12(c) hereof), that notice to pertain only to the Loans of the Affected Bank and to have no effect on the obligations of the other Banks to make or maintain Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans.

(e) Compensation. The Company shall compensate each Bank, upon written request by that Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Bank to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and Competitive Bid Loans and any loss (other than loss of margins) sustained by that Bank in connection with the re-employment of such funds), which that Bank may sustain with respect to any Borrower's Eurocurrency Rate Loans or Competitive Bid Loans if for any reason (other than a default or error by that Bank) (i) a borrowing of any Eurocurrency Rate Loan or Competitive Bid Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or a telephonic request for borrowing, (ii) any repayment or conversion of any of such Bank's Eurocurrency Rate Loans or Competitive Bid Loans occurs on a date which is not the last day of the Interest Period applicable to that Eurocurrency Rate Loan or Competitive Bid Loan (if applicable), (iii) any repayment of any such Bank's Eurocurrency Rate Loans or Competitive Bid Loans is not made on any date specified in a notice of repayment given by the Borrower, or (iv) as a consequence of any other failure by the Borrower to repay such Bank's Eurocurrency Rate Loans or Competitive Bid Loans when required by the terms of this Agreement.

(f) Quotation of Eurocurrency Rate. Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no Eurocurrency Rate is available by reason of the failure or inability of all Reference Banks to provide offered quotations to the Administrative Agent in accordance with the definition of "Eurocurrency Rate", the Administrative Agent shall give the applicable Borrowers and each Bank prompt notice thereof and the Syndicated Loans requested shall be made as Base Rate Loans.

(g) Affected Bank's Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Bank under Section 2.12(b) or 2.12(c) hereof, it will, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts to make, fund or maintain the affected Loans of such Bank through another Applicable Lending Office if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.12(b) hereof would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to Section 2.12(c) hereof would cease to exist and if, as determined by such Bank, in its sole discretion, the making, funding or maintaining of such Loans through such other Applicable Lending Office would not otherwise materially adversely affect such Loans or such Bank. The Company hereby agrees to pay all reasonable expenses incurred by any Bank in utilizing another Applicable Lending Office pursuant to this Section 2.10(g).

(h) Booking of Loans. Each Loan shall be booked by the Bank making such Loan at, to, or for the account of, its Applicable Lending Office for such Loan.

(i) Increased Costs. Except as provided in Section 2.12(b), if, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (whether or not proposed or published prior to the date hereof), or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i) any Bank (or its Applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurocurrency Rate Loans or Competitive Bid Loans or Letters of Credit or its obligation to make Eurocurrency Rate Loans or Competitive Bid Loans or its obligations hereunder in respect of Letters of Credit, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurocurrency Rate Loans or Competitive Bid Loans or Letters of Credit or its obligation to make Eurocurrency Rate Loans or Competitive Bid Loans or its obligations hereunder in respect of Letters of Credit (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

(ii) any reserve (including, without limitation, any imposed by the Board), special deposit or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Bank's Applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurocurrency Rate Loans or Competitive Bid Loans or Letters of Credit or its obligation to make Eurocurrency Rate Loans or Competitive Bid Loans or its obligations hereunder in respect of Letters of Credit shall be imposed on any Bank or its Applicable Lending Office or the interbank Eurocurrency market;

and as a result thereof there shall be any increase in the cost to that Bank of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or Competitive Bid Loans or of issuing or participating in any Letters of Credit (except to the extent such Bank is entitled to compensation therefor during the relevant Interest Period pursuant to Section 2.14), or there shall be a reduction in the amount received or receivable by that Bank or its Applicable Lending Office or such Issuing Bank, then the Borrower shall from time to time, upon written notice from and demand by that Bank or Issuing Bank (which shall be promptly furnished upon the Banks being made subject thereto) (with a copy of such notice and demand to the Administrative Agent), pay to the Administrative Agent for the account of that Bank or Issuing Bank, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Bank or Issuing Bank against such increased cost. A certificate as to the basis for and calculation of the amount of such increased cost, submitted to the Borrower and the Administrative Agent by that Bank or Issuing Bank, shall, absent manifest error, be final, conclusive and binding for all purposes.

(j) Assumption Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Bank under this Section 2.12 in respect of a Eurocurrency Rate Loan shall be made as though that Bank had actually funded its Eurocurrency Rate Loan through the purchase of a Eurocurrency deposit, bearing interest at the Eurocurrency Rate applicable to such Eurocurrency Rate Loan in an amount equal to the amount of the Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit, from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, further, that each Bank may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculations of amounts payable under this Section 2.12.

(k) Eurocurrency Rate Loans and Competitive Bid Loans After Default. Unless the Required Banks shall otherwise agree, after the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Borrowers may not elect to have a Eurocurrency Rate Loan or Competitive Bid Loan be made or have any Eurocurrency Rate Loan continued or have any Base Rate Loan converted into a Eurocurrency Rate Loan.

(l) Eurocurrency Rate Taxes. The Company agrees that:

(i) Promptly upon notice from any Bank to the Company, the Company will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any Borrower's Eurocurrency Rate Loans or Competitive Bid LIBOR Loans solely as a result of the interest rate being determined by reference to the Eurocurrency Rate, as the case may be, and/or the provisions of this Agreement relating to the Eurocurrency Rate and/or the recording, registration, notarization or other formalization of any thereof (all such taxes, levies, costs and charges being herein collectively called "Eurocurrency Rate Taxes"); provided that Eurocurrency Rate Taxes shall not include taxes imposed on or measured by the overall net income of that Bank by the country under the laws of which such Bank is organized or any political subdivision or taxing authority thereof or therein, or taxes imposed on or measured by the overall income of any branch or subsidiary of that Bank (whether gross or net income) by any jurisdiction or subdivision thereof in which that branch or subsidiary is doing business. The Company shall also pay such additional amounts equal to increases in taxes payable by that Bank which increases are attributable to payments made by the Company described in the immediately preceding sentence or this sentence. Promptly after the date on which payment of any such Eurocurrency Rate Tax is due pursuant to applicable law, the Company will, at the request of that Bank, furnish to that Bank evidence, in form and substance satisfactory to that Bank, that the Company has met its obligation under this Section 2.12(l); and

(ii) The Company will indemnify each Bank against, and reimburse each Bank on demand for, any Eurocurrency Rate Taxes payable under clause (i) above, as the case may be, as determined by that Bank in its good faith discretion. That Bank shall provide the Company with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this clause (ii).

(m) Redenomination. In the case of Section 2.12(d)(iii) of this Agreement, the affected Borrower may upon notice to the Administrative Agent and the Banks given on the same day as the notification provided for therein request that all Loans in an Alternative Currency be Redenominated into Dollars or some other specified Alternative Currency. Such Redenomination shall be equal to the Currency Equivalent in Dollars or the other Alternative Currency of such Loan. Each such notice of request of a Redenomination shall specify the Loans to be Redenominated, the currency into which such Loans are to be Redenominated and the duration of the Interest Period for such Loans upon being so Redenominated. In addition, the affected Borrower hereby agrees to indemnify each Bank against all losses, including loss of profit and expenses, including, but not limited to, losses contemplated by Section 2.12(e) of this Agreement and losses related to foreign exchange risks suffered as a result of such Redenomination. A certificate of the applicable Bank as to the amount required to be paid by the affected Borrower under this Section 2.12(m) shall accompany a demand for such payment and shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Capital Requirements. If while any portion of the Total Commitment is in effect or any Loans are outstanding, any Bank determines that the adoption of any law, treaty, rule, regulation, guideline or order regarding capital adequacy or capital maintenance or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank, with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of increasing the amount of capital required to be maintained by such Bank (including, without limitation, with respect to any Bank's Commitment or Competitive Bid Loans outstanding), then the Company shall from time to time, within 15 days of written notice and demand from such Bank (with a copy to the Administrative Agent), pay to the Administrative Agent, for the account of such Bank, additional amounts sufficient to compensate such Bank for the cost of such additional required capital. A certificate showing in reasonable detail the computations made in arriving at such cost, submitted to the Company and the Administrative Agent by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.14. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of "Eurocurrency Reserve Percentage" is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Bank subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank's Eurocurrency Loans additional interest on such Eurocurrency Loan at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable Eurocurrency Rate divided by (B) one minus the Eurocurrency Reserve Percentage over (ii) the applicable Eurocurrency Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurocurrency Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Bank gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Eurocurrency Loans of the amount then due it under this Section.

Section 2.15. Letters of Credit. Existing Letters of Credit. On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Existing Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the Total Commitment. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. An Existing Letter of Credit may contain a statement to the effect that such Existing Letter of Credit is issued for the account of a Subsidiary of the Company; provided, however, that notwithstanding such statement, the Company shall be the actual account party for all purposes of this Credit Agreement for such Existing Letter of Credit and such statement shall not affect the Company's reimbursement obligations hereunder with respect to such Existing Letter of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit denominated in Dollars from time to time before the Termination Date upon the request of any Borrower; provided that, (i) immediately after each Letter of Credit is issued (A) the Total Outstanding Amount shall not exceed the Total Commitment and (B) the aggregate amount of the Letter of Credit Liabilities shall not exceed $150,000,000 and (ii) no Letter of Credit is for the benefit, directly or indirectly, of any Governmental Authority other than any Governmental Authority of the United States, or any state or other political subdivision thereof. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the Total Commitment.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Bank notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Bank's deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a "Notice of Issuance"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank's participation in such Letter of Credit.

(ii) The obligation of the Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested; provided, however, that any Issuing Bank (other than JPMorgan Chase) may decline to issue any Letter of Credit (other than any Existing Letter of Credit and renewals or extensions thereof) at such Issuing Bank's sole discretion (including, without limitation, if such Issuing Bank's internal policies do not permit the issuance of a letter of credit for the purposes for which such Letter of Credit is being requested). The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Bank. Subject to the terms and conditions of this Agreement, JPMorgan Chase shall act as the Issuing Bank if no other Bank desires to act in such capacity with respect to a Notice of Issuance.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the fifth Business Day prior to the Final Maturity Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Bank (the "Payment Date"). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Bank and remaining unpaid by the Borrower after the date and time required by Section 2.15(d)(i) (a "Reimbursement Obligation") shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Syndicated Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day's prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank's Pro Rata Share of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Administrative Agent at its address referred to in Section 10.08 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Bank pursuant to clause (ii) above, such Bank will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank's Pro Rata Share of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such Bank will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

(d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Bank of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 7 or otherwise; or

(viii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower's or the Bank's obligations hereunder;

provided, that this Section 2.15(e) shall not limit the rights of the Borrower or any Bank under Section 2.15(f)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.15; provided that the Borrower shall not be required to indemnify any Bank, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Banks (including, subject to subsection (g) below, an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (e) above; provided that, notwithstanding Section 2.15(e), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit; provided further that each Bank shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(f) Stop Issuance Notice. If the Required Banks reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Administrative Agent issue a "Stop Issuance Notice", and the Administrative Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Banks may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g) If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to or entered into by the Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control; provided that, to the extent the Issuing Bank so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (f)(ii), but such agreement by the Issuing Bank may not directly or indirectly alter the rights and obligations of any other Bank under this Agreement.

Article 3
Conditions to Loans and Letters of Credit

Section 3.01. Conditions to Initial Loans and Letters of Credit. The obligation of each Bank to make the Initial Loans and to issue the initial Letters of Credit is, in addition to the conditions precedent specified in Section 3.02, subject to satisfaction of each of the following conditions:

(a) On or before the Effective Date, the Company shall have delivered to the Banks (or to the Administrative Agent with sufficient copies, originally executed where appropriate, for each Bank) each, unless otherwise noted, dated the Effective Date:

(i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to the Effective Date;

(ii) Copies of its Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors, directly or indirectly, approving and authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by the Company in connection herewith and, directly or indirectly, approving and authorizing the incurrence of the Loans and the issuances of the Letters of Credit, each certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates with respect to the Persons executing this Agreement;

(v) Executed copies of this Agreement; and

(vi) Such other documents as the Administrative Agent may reasonably request.

(b) The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Nancy K. Cassidy, Esq., Senior Associate General Counsel of the Company, dated as of the Effective Date, substantially in the form of Exhibit B annexed hereto; the Company hereby expressly instructs such counsel to prepare such opinion and deliver it to the Banks for their benefit and such opinion shall contain a statement to that effect.

(c) The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Davis Polk & Wardwell, special counsel to the Agents, dated as of the Effective Date, substantially in the form of Exhibit C annexed hereto.

(d) The Credit Agreement, dated as of April 1, 2002 (the "2002 Credit Agreement"), among the Company, the Banks listed therein and JPMorgan Chase, as administrative agent, and all commitments to lend thereunder shall have been terminated and the obligations of the Company thereunder shall have been discharged in full.

The Administrative Agent shall promptly notify the Company, the Banks and the Administrative Agent of the satisfaction of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding on all parties hereto. Promptly thereafter, the notes issued by the Borrowers under the 2002 Credit Agreement shall be returned by the lenders thereunder to the Company, marked "Cancelled".

Section 3.02. Conditions to All Loans and Letters of Credit. (i) The obligation of each Bank to make any Loans pursuant to a Notice of Borrowing is subject to prior or concurrent satisfaction or waiver by the Required Banks in the case of Syndicated Loans, and the Bank making the relevant Loan in the case of Competitive Bid Loans, and (ii) the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction or waiver by the Required Banks, of the following further conditions precedent:

(a) With respect to any such Loan or Letter of Credit, the Administrative Agent shall have received, before the Funding Date thereof or date of issuance (or renewal or extension) of such Letter of Credit, (i) an originally executed Notice of Borrowing signed by any of the chief executive officer, the chief financial officer, the treasurer or any assistant treasurer of the Company or (ii) a Notice of Issuance as required by Section 2.15(c) (the furnishing by the Company of each such Notice of Borrowing or Notice of Issuance shall be deemed to constitute a representation and warranty of the Company that each of the conditions set forth in Section 3.02(b) hereof will be satisfied on the related Funding Date or date of issuance (or renewal or extension) of such Letter of Credit);

(b) As of the Funding Date of such Loan or date of issuance (or renewal or extension) of such Letter of Credit:

(i) With respect to such Loan or Letter of Credit, the representations and warranties contained herein shall be true, correct and complete in all material respects on and as of that Funding Date or date of issuance (or renewal or extension) of such Letter of Credit to the same extent as though made on and as of that date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement, except that the representations and warranties set forth in Section 4.04 shall not apply, and except that the representations and warranties set forth in Section 4.05 shall not apply to Competitive Bid Loans which do not increase the aggregate principal amount of such Competitive Bid Loans then outstanding with Banks making the same;

(ii) No event shall have occurred and be continuing or would result from the consummation of the Loans or the issuance (or renewal or extension) of the Letter of Credit on such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit and the use of the proceeds thereof which would constitute (a) an Event of Default or (b) a Potential Event of Default;

(iii) Each Borrower shall have performed in all material respects all agreements and satisfied in all material respects all conditions which this Agreement provides shall be performed by it on or before such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit;

(iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain that Bank from making that Loan or issuing (or renewing or extending) that Letter of Credit; and

(v) The making of the Loans or the issuance (or renewal or extension) of the Letter of Credit requested on such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit shall not violate Regulation T, Regulation U or Regulation X of the Board or any other regulation of the Board or the Exchange Act.

Section 3.03. Conditions to Loans and Letters of Credit to Subsidiary Borrowers. Concurrently with or before the designation by the Company of any of its Subsidiaries as a Subsidiary Borrower, the Company shall deliver, or cause to be delivered, to the Banks (or to the Administrative Agent for the Banks with sufficient originally executed copies, where appropriate, for each Bank) with respect to such Subsidiary Borrower, each, unless otherwise noted, dated the Designation Date:

(i) Certified copies of such Subsidiary Borrower's Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of incorporation of such Subsidiary Borrower, each to be dated a recent date prior to the Designation Date;

(ii) Copies of such Subsidiary Borrower's Bylaws, certified as of the Designation Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of such Subsidiary Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates to be executed by such Subsidiary Borrower in connection herewith or therewith and approving and authorizing the incurrence of Loans by such Subsidiary Borrower and the issuances of Letters of Credit upon the request of such Subsidiary Borrower, each certified as of the Designation Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of such Subsidiary Borrower's officers executing an Assumption Agreement substantially in the form of Exhibit G hereto; and

(v) Such other documents as the Administrative Agent may reasonably request.

(b) The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Nancy K. Cassidy, Esq, Senior Associate General Counsel of the Company, dated as of the Designation Date, relating to such Subsidiary Borrower, substantially in the form of Exhibit B annexed hereto, with such changes as are acceptable to the Administrative Agent to reflect that such opinion relates to such Subsidiary Borrower, rather than to the Company; the Company hereby expressly instructs such counsel to prepare such opinion and deliver it to the Banks for their benefit and such opinion shall contain a statement to that effect.

Article 4
Representations and Warranties

In order to induce the Banks to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Company and each Borrower (as to itself only) represents and warrants to each Bank as of the Effective Date that the following statements are true, correct and complete:

Section 4.01. Organization, Powers and Good Standing. Organization and Powers. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Borrower has all requisite corporate power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of corporate power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby.

(a) Good Standing. Each Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing would not have a Material Adverse Effect.

Section 4.02. Authorization of Borrowing, Etc. Authorization of Borrowing. The execution, delivery and performance of this Agreement (and in the case of each Subsidiary Borrower, its Assumption Agreement), and the borrowing of the Loans and the request for the issuance of each Letter of Credit, have been duly authorized by all necessary corporate action by each Borrower.

(a) No Conflict. The execution, delivery and performance by each Borrower of this Agreement (and in the case of each Subsidiary Borrower, its Assumption Agreement) and any Notes and the borrowing of the Loans and the request for the issuance of each Letter of Credit do not and will not (i) violate any provision of law applicable to the Company or any of its Subsidiaries, (ii) violate the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on the Company or any of its Subsidiaries, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, or (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Company or any of its Subsidiaries or require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries other than such approvals and consents which have been or will be obtained on or before the Effective Date.

(b) Governmental Consents. The execution, delivery and performance by each Borrower of this Agreement (and in the case of each Subsidiary Borrower, its Assumption Agreement) and the issuance, delivery and performance by each Borrower of any Notes will not require on the part of such Borrower any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.

(c) Binding Obligation. This Agreement is and any Notes to be issued and each Assumption Agreement when executed and delivered and each Loan when made will be a legally valid and binding obligation of the Company and/or the applicable Borrower, as the case may be, enforceable against the Company and/or the applicable Borrower, as the case may be, in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

Section 4.03. Financial Condition. The Company has delivered to the Banks the audited consolidated financial statements of the Company and its subsidiaries for the year ended December 28, 2002 as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (the "Financial Statements"). All such Financial Statements were prepared in accordance with generally accepted accounting principles except for the preparation of footnote disclosures for the unaudited statements. All such Financial Statements fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows of the Company and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year end adjustments.

Section 4.04. No Adverse Material Change. Since December 28, 2002, there has been no change in the business, operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.05. Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and in the Financial Statements delivered to the Banks pursuant to Section 4.03 hereof, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Company has knowledge or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which is probable of being successful and which would have a Material Adverse Effect.

Section 4.06. Payment of Taxes. Except to the extent permitted by Section 5.03, all taxes, assessments, fees and other governmental charges upon the Company and each of its Subsidiaries and upon their respective properties, assets, income and franchises which are material to the Company and its Subsidiaries, taken as a whole, and were due and payable, have been paid.

Section 4.07. Governmental Regulation. either the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by this Agreement.

(a) Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 4.08. Securities Activities. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Section 4.09. ERISA Compliance. The Company and its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and all Multiemployer Plans.

(a) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, as the case may be, which has resulted or would result in any material liability to the PBGC (or any successor thereto) or to any other Person under Section 4062, 4063, or 4064 of ERISA.

(b) Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Part E of Title IV of ERISA to any Multiemployer Plan individually or in the aggregate in excess of $50,000,000.

(c) The sum of the amount of unfunded benefit liabilities under all Pension Plans (excluding each Pension Plan with an amount of unfunded benefit liabilities of zero or less) is not more than $100,000,000.

(d) Neither the Company nor any of its ERISA Affiliates has incurred any accumulated funding deficiency (whether or not waived) with respect to any Pension Plan individually or in the aggregate in excess of $2,000,000.

(e) Neither the Company nor any of its ERISA Affiliates has or reasonably expects to become subject to a lien in favor of any Pension Plan under Section 302(f) of ERISA individually or in the aggregate in excess of $1,000,000.

(f) Neither the Company nor any of its ERISA Affiliate has or reasonably expects to become subject to a requirement to provide security to any Pension Plan under Section 307 of ERISA individually or in the aggregate in excess of $10,000,000.

As used in this Section 4.09, the term "amount of unfunded benefit liabilities" has the meaning specified in Section 4001(a)(18) of ERISA, and the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code.

Section 4.10. Certain Fees. No broker's or finder's fee or commission will be payable by the Company with respect to the offer, issuance and sale of any Note or the borrowing of any Loan comprising a Syndicated Loan or Competitive Bid Loan or the execution, delivery and performance of this Agreement.

Article 5
Affirmative Covenants

The Company covenants and agrees that, so long as any of the Commitments hereunder shall be in effect or there is any Total Outstanding Amount, unless Required Banks shall otherwise give prior written consent, it shall perform all covenants in this Article 5:

Section 5.01. Financial Statements and Other Reports. The Company will maintain, and cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles in effect from time to time. The Company will deliver to the Banks (except to the extent otherwise expressly provided below in Section 5.01(b)(ii)):

(a) as soon as practicable and in any event within 45 days after the end of each fiscal quarter ending after the Effective Date in the Company's fiscal year the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such period, and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries in each case certified by the chief financial officer or controller of the Company that they fairly present the financial condition of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows, subject to changes resulting from audit and normal year end adjustments, based on their respective normal accounting procedures applied on a consistent basis (except as noted therein);

     as soon as practicable and in any event within 90 days after the end of each fiscal year the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal year, accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Company which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as noted in such report) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) together with each delivery of financial statements of the Company and its consolidated subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, an Officer's Certificate of the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer's supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP during and at the end of such accounting periods) with the restrictions contained in Section 6.03 and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Company describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to the Company's compliance with Section 6.03 hereof;

(i) promptly upon their becoming available but only to the extent requested by a Bank, copies of all publicly available financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company and its Subsidiaries;

(ii) promptly upon the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer, the treasurer or the general counsel of the Company obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.02, or (c) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto; and

(iii) with reasonable promptness, such other information and data with respect to the Company or any of its subsidiaries as from time to time may be reasonably requested by any Bank.

Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b)(ii) above shall be deemed to have been delivered on the date on which the Company provides notice to the Banks that such information has been posted on the Company's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(b) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b)(ii) to any Lender which requests such delivery.

Section 5.02. Conduct of Business and Corporate Existence. Except as permitted by Section 6.01, the Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.03. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due which are material to the Company and its Subsidiaries, taken as a whole, provided that no such amount need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.

Section 5.04. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in its business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate material repairs and renewals thereto and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations and to the extent reasonably prudent may self-insure.

Section 5.05. Inspection. The Company shall permit any authorized representatives designated by any Bank to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that any confidential information so obtained by any Bank shall remain confidential except where disclosure is mandated by applicable laws or such information otherwise becomes public other than by a breach by such Bank of this Section 5.05; provided further that this Section shall not prohibit any Bank from disclosing to any Agent (or any Agent from disclosing to any Bank) any Event of Default or Potential Event of Default.

Section 5.06. Compliance with Laws. The Company and its Subsidiaries shall exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating to the disposal of hazardous wastes and asbestos in the environment and ERISA), noncompliance with which would have a Material Adverse Effect.

Article 6
Negative Covenants

The Company covenants and agrees that, so long as any of the Commitments shall be in effect or there is any Total Outstanding Amount, unless the Required Banks shall otherwise give prior written consent, it will perform all covenants in this Article 6:

Section 6.01. Merger. The Company may not consolidate with, merge with or into or sell, lease or otherwise transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:

(i)     the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are sold, leased or transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an agreement, executed and delivered to the Banks, in form and substance reasonably satisfactory to the Required Banks, all of the obligations of the Company under this Agreement and the Competitive Bid Loans;

(ii)     immediately before and immediately after giving effect to such transaction, no Event of Default and no Potential Event of Default shall have occurred and be continuing (with the interest coverage ratio required by Section 6.03(a) being calculated on a pro forma basis for the four fiscal quarters of the Company and such Person ending immediately prior to the date of such consolidation, merger, sale, lease or transfer); and

(iii)     the Company shall deliver to the Banks an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with Section 6.03) and an opinion of counsel, each stating that such consolidation, merger, sale, lease or transfer and such agreement comply with this Section 6.03 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.02. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) (other than Margin Stock) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)      Liens in existence on the date hereof;

(ii)      Permitted Encumbrances;

(iii)      Liens on accounts receivable sold with recourse;

(iv)      Liens incurred in connection with the acquisition of equipment by the Company or any of its Subsidiaries for a cost less than $2,000,000 in any case, provided that the principal amount of the indebtedness so secured shall not exceed in any case 100% of the cost to the Company or such Subsidiary of the equipment acquired and provided, further, that each such Lien shall cover only the equipment acquired and the proceeds thereof, substitutions therefor and replacements thereof; and

(v)      Liens (other than Liens permitted by clauses (i)-(iv) above) securing obligations of the Company and its Subsidiaries (including Indebtedness) not in excess of an amount equal to 5% of the consolidated total assets of the Company and its Subsidiaries, all as determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries.

Nothing in this Section 6.02 shall prohibit the sale, assignment, transfer, conveyance or other disposition of any Margin Stock owned by the Company or any of its Subsidiaries at its fair value, or the creation, incurrence, assumption or existence of any Lien on or with respect to any Margin Stock.

Section 6.03. Financial Covenants.  Minimum Consolidated Net Worth. The Company will not permit its Consolidated Net Worth (less the Textron Affiliate Amount) at any time during any fiscal quarter (each a "Measurement Quarter") ending on and after December 29, 2001 to be less than the sum of (x) $3,000,000,000 plus (y) an amount equal to 40% of the Consolidated Net Income of the Company for each fiscal quarter of the Company in which the Company had a Consolidated Net Income for such fiscal quarter in excess of $0 and which such fiscal quarter commenced on or after December 30, 2001 and ended on or prior to the first day of such Measurement Quarter plus (z) 100% of the proceeds of any equity issuances by the Company (excluding issuances as a result of the exercise of employee stock options) on and after the date of this Agreement.

(a) Interest Coverage Ratio. The Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense at any date to be less than 1.5 to 1.0 calculated at the end of each fiscal quarter of the Company by reference to the four fiscal quarter periods ending on such date of calculation.

Section 6.04. Existing Subordinated Debt. The Company will not amend or otherwise change the terms of any Existing Subordinated Debt except as specifically permitted hereby, or make, directly or indirectly, any payment consistent with an amendment or change thereto, if the effect of such amendment or change is to increase the interest rate on such Debt, change the dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect to such Debt, grant any security interest in favor of such Existing Subordinated Debt, change the redemption provisions thereof, change the subordination provisions thereof, cause the Existing Subordinated Debt to be guaranteed by any Person or which, together with all other amendments or changes made, increase materially the obligations of the obligor or confer additional rights on the holder of such Debt which would be adverse to the Company or the Banks.

Section 6.05. Use of Proceeds. Notwithstanding any provisions of this Agreement to the contrary, no portion of the proceeds of any borrowing or the Letters of Credit issued under this Agreement shall be used by the Company in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

Article 7
Events of Default

If any of the following conditions or events ("Events of Default") shall occur and be continuing:

Section 7.01. Failure to Make Payments When Due. Failure to pay any installment of principal of any Loan or any reimbursement obligation in respect of any drawing under a Letter of Credit when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on any Loan or any other amount due under this Agreement when due and such default shall continue for 5 days; or

Section 7.02. Default in Other Agreements. (i) Failure of the Company or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in Section 7.01) in an individual principal amount of $50,000,000 or more or items of Indebtedness with an aggregate principal amount of $50,000,000 or more beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder or any grace period after the maturity thereof, or (ii) breach or default of the Company or any of its Subsidiaries (other than a default arising under any restrictive provision relating to any sale, pledge or other disposition of Margin Stock contained in a lending agreement to which any Bank or Affiliate thereof is a party) with respect to any other term of (y) any evidence of any Indebtedness in an individual principal amount of $50,000,000 or more or items of Indebtedness with an aggregate principal amount of $50,000,000 or more; or (z) any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach shall continue for more than the period of grace, if any, specified therein and shall not at the time of acceleration hereunder be cured or waived; or

Section 7.03. Breach of Certain Covenants. Failure of any Borrower to perform or comply with any term or condition contained in Section 5.02, 6.01, 6.03, 6.04 or 6.05 of this Agreement; or

Section 7.04. Breach of Warranty. Any representation or warranty made by any Borrower in this Agreement or in any statement or certificate at any time given by such Person in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

Section 7.05. Other Defaults under Agreement. Any Borrower shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Section 7.01, 7.03 or 7.04 and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Bank of such default; or

Section 7.06. Involuntary Bankruptcy; Appointment of Receiver, etc. A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or an involuntary case is commenced against the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower for all or a substantial part of the property of the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower, and the continuance of any such events in subpart (b) for 60 days unless dismissed, bonded or discharged; or

Section 7.07. Voluntary Bankruptcy; Appointment of Receiver, etc. The Company or any of its Restricted Subsidiaries or any Subsidiary Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower of any assignment for the benefit of creditors; or the inability or failure of the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower, or the admission by the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower in writing of its inability to pay its debts as such debts become due; or the Board of Directors of the Company or any Restricted Subsidiary or any Subsidiary Borrower (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

Section 7.08. Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving individually or in the aggregate an amount in excess of $50,000,000 shall be entered or filed against the Company or any Restricted Subsidiary or any Subsidiary Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder; or

Section 7.09. Dissolution. Any order, judgment or decree shall be entered against the Company or any of its Restricted Subsidiaries or any Subsidiary Borrower decreeing the dissolution or split up of the Company or that Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

Section 7.10. ERISA Title IV Liabilities. (i) The Company or any of its ERISA Affiliates shall terminate or suffer the termination of (by action of the PBGC or any successor thereto) any Pension Plan, or shall suffer the appointment of or the institution of proceedings to appoint a trustee to administer any Pension Plan, or shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date thereof or any subsequent date the sum of the Company's and each ERISA Affiliate's liabilities to the PBGC or any other Person under Sections 4062, 4063 and 4064 of ERISA (calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with the above described events exceeds $50,000,000; or

(ii)     The Company or any of its ERISA Affiliates shall withdraw from any Multiemployer Plan and the aggregate amount of withdrawal liability (determined pursuant to Sections 4201 et seq. of ERISA) to which the Company and its ERISA Affiliates become obligated to all Multiemployer Plans requires annual payments in excess of $5,000,000;

THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.06 or 7.07, the unpaid principal amount of and accrued interest on all the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company and each Borrower, and the Commitments and the obligation of each Bank to make any Loans hereunder and the obligation of each Issuing Bank to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Required Banks may, by written notice to the Company and each Borrower, (A) terminate the Commitments and the obligation of each Bank to make any Loans hereunder and the obligation of each Issuing Bank to issue any Letter of Credit hereunder shall thereupon terminate and/or (B) declare the unpaid principal amount of and accrued interest on all the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit to be, and the same shall forthwith become, immediately due and payable. Nevertheless, if at any time within 60 days after acceleration of the maturity of the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit, each Borrower shall pay all arrears of interest and all payments on account of the principal or any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all other fees and expenses then owed hereunder and all Events of Default and Potential Events of Default (other than non payment of principal of and accrued interest on the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit, in each case due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.06, then the Required Banks by written notice to the Company may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any termination of the Commitments or any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

Section 7.11. Redenomination Upon Acceleration. Upon the acceleration of the Loans outstanding hereunder following the occurrence and the continuance of any Event of Default, the Required Banks may, at their option, and, notwithstanding Section 2.12(m) of this Agreement, Redenominate all Eurocurrency Rate Loans denominated in Alternative Currencies and then outstanding into Eurocurrency Rate Loans or Base Rate Loans denominated in Dollars. Such Redenomination shall be equal to the Currency Equivalent (calculated at the date of Redenomination) in Dollars of such Eurocurrency Rate Loans. In addition, the affected Borrower hereby agrees to indemnify each Bank against all losses contemplated by Section 2.12(e) of this Agreement suffered as a result of such Redenomination. In addition, if upon any Event of Default, any payment default, or for purposes of obtaining a judgment in any court for any purpose hereunder (including a proceeding under the Bankruptcy Code), it becomes necessary to determine the Currency Equivalent in Dollars of any payment obligation hereunder (whether with respect to a principal amount or interest or otherwise) which is payable in any other currency (an "Other Currency Obligation"), such determination shall be made at the time (or from time to time) and to the extent payment (in whole or in part) has actually been made by the affected Borrower or a judgment has been rendered. A certificate of a Bank as to the amount required to be paid by the affected Borrower under this Section shall accompany a demand for such payment and shall be conclusive and binding for all purposes, absent manifest error.

Section 7.12. Cash Cover. The Company agrees, in addition to the provisions in Article 7, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Banks having more than 50% of the Letter of Credit Liabilities, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 7.06 or 7.07 with respect to the Company, the Company shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.

Article 8
Agents

Section 8.01. Appointment. Each of the Banks hereby appoints and authorizes each Agent to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder. Each Agent agrees to act as such upon the express conditions contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agents, and neither the Company nor any other Borrower shall have any rights as a third party beneficiary of or any obligations under any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any other Borrower.

Section 8.02. Powers; General Immunity. Duties Specified. Each Bank irrevocably authorizes each Agent to take such action on such Bank's behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agents shall have only those duties and responsibilities which are expressly specified in this Agreement and each may perform such duties by or through its agents or employees. The duties of the Agents shall be mechanical and administrative in nature; and no Agent shall have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan or any Letter of Credit, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to any Bank or by or on behalf of the Borrower to such Agent or any Bank, or for the accuracy of any information relating to Competitive Bid Loans (including as to amounts outstanding at any time), or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the Letters of Credit, or of the existence or possible existence of any Event of Default or Potential Event of Default.

(b) Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees or agents shall be responsible or liable to any Bank for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If an Agent shall request instructions from any Bank with respect to any act or action (including the failure to take an action) in connection with this Agreement, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Banks. Without prejudice to the generality of the foregoing, (i) the Agents shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein or therein in accordance with the instructions of the Required Banks. The Agents shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein or therein unless and until it has obtained the instructions of the Required Banks.

(c) Agents Entitled to Act as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its respective individual capacity as a Bank hereunder. With respect to its participation in the Loans and the Letters of Credit, each of JPMorgan Chase, Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Bank" or "Banks" or any similar term shall, unless the context clearly otherwise indicates, include the Agents in their respective individual capacity. Each of JPMorgan Chase, Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Affiliate or Subsidiary of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company or any such Affiliate or Subsidiary for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

Section 8.03. Representations and Warranties; No Responsibility for Appraisal of Creditworthiness. Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company and each other Borrower in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No Agent shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any Bank or to provide any Bank with any credit or other information with respect thereto whether coming into its possession before the making of the Loan or the issuance of the Letter of Credit or any time or times thereafter, and no Agent shall further have any responsibility with respect to the accuracy of or the completeness of the information provided to the Banks.

Section 8.04. Right to Indemnity. Each Bank severally agrees to indemnify each Agent and each Issuing Bank in accordance with its Pro Rata Share to the extent such Agent or Issuing Bank shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Issuing Bank in performing its duties hereunder or under the other Loan Documents or any Letter of Credit or in any way relating to or arising out of this Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent's gross negligence or willful misconduct; provided further that nothing in this Section 8.04 shall affect any right that a Bank may have against an Issuing Bank under Section 2.15(f)(ii). If any indemnity furnished to an Agent or Issuing Bank for any purpose shall, in the opinion of such Agent or Issuing Bank, be insufficient or become impaired, such Agent or Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Section 8.05. Resignation by the Agents. Any Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 days' prior written notice to the Company and the Banks. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(a) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent who shall be satisfactory to the Company and shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least $500 million.

(b) If a successor Agent shall not have been so appointed within said 30 day period, the resigning Agent, with the consent of the Company, shall then appoint a successor Agent who shall serve in the same capacity as the resigning Agent until such time, if any, as the Required Banks, with the consent of the Company, appoint a successor Agent as provided above.

Section 8.06. Successor Agents. Any Agent may resign at any time as provided in Section 8.05 hereof. Upon any such notice of resignation, the Required Banks shall have the right, upon five days' notice to the Company and subject to Section 8.05 hereof, to appoint a successor Agent. Upon the acceptance of any appointment by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent under this Agreement. After any retiring Agent's resignation hereunder as an Agent the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

Section 8.07. Co-Syndication Agents. Nothing in this Agreement shall impose any duty or liability whatsoever on any of the Co-Syndication Agents in such capacity.

Article 9
Guarantee

Section 9.01. Guarantee. The Company hereby unconditionally guarantees the due and punctual payment of all principal of and interest on, and all other amounts now or hereafter payable by any Subsidiary Borrower to any Bank or Banks or any Agent under this Agreement or any Loans or any Letters of Credit (collectively, "Guaranteed Obligations") when any of the same shall become due, whether at stated maturity, by required payment, declaration, acceleration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by any Agent or the Banks in enforcing any rights under this Article 9.

The Company agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that the Company will remain bound under this Article 9 notwithstanding any extension, renewal or other alteration of any Guaranteed Obligation.

Section 9.02. Obligation Not Affected by Certain Events. The Company waives presentation of, demand of, and protest of any Guaranteed Obligation and also waives notice of protest for nonpayment. The obligations of the Company under this Section 9.02 shall not be affected by:

(a) the failure of any Bank, any Agent or any other Person to assert any claim or demand or to enforce any right or remedy against any Subsidiary Borrower or any successor thereto under the provisions of this Agreement or any other agreement or otherwise;

(b) any extension or renewal of any provision of any thereof;

(c) any change in the time, manner or place of payment of any of the Guaranteed Obligations or any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument or agreement executed pursuant thereto;

(d) the failure to perfect any security interest in, or the release of, any of the security held by any Bank, any Agent or other Person for any of the Guaranteed Obligations; or

(e) any other act or omission to act or delay of any kind by the Borrower, any Bank, any Agent or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guaranteed Obligations.

Section 9.03. Guarantee of Payment. The Company further agrees that this Section 9.03 constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by any Bank or any Agent or any other Person to any security held for payment of any of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of any Bank, any Agent or any other Person in favor of any Subsidiary Borrower or any other Person.

Section 9.04. Obligation Not Subject to Limitation. The obligation of the Company under this Section 9.04 shall not be subject to any reduction, limitation, impairment, or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or discharge of any Subsidiary Borrower from any of the Guaranteed Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligation of the Company under this Section 9.04 shall not be discharged or impaired or otherwise affected by the failure of any Bank or any Agent or any other Person to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement or instrument or any other guarantee, by any waiver or modification of any thereof, by any default, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Company or which would otherwise operate as a discharge of the Company as a matter of law or equity.

The Company further agrees that this Section 9.04 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to, any Guaranteed Obligation is rescinded or must otherwise be restored by any Bank, any Agent or any other Person upon the bankruptcy or reorganization of any Subsidiary Borrower, any other Person or otherwise.

Section 9.05. Order of Payment. The Company further agrees, in furtherance of the foregoing and not in limitation of any other right which any Bank, any Agent or any other Person may have at law or in equity against the Company by virtue of this Section 9.05, upon the failure of any Subsidiary Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether by required prepayment, acceleration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), the Company will forthwith pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Banks or for the benefit of any Agent, as the case may be, an amount equal to the sum of the unpaid principal amount of such Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to any Subsidiary Borrower, would have accrued on such Guaranteed Obligations) and all other Guaranteed Obligations then owed to the Banks and such Agent as aforesaid. All such payments shall be applied promptly, from time to time, by the Administrative Agent:

First, to the payment of the costs and expenses of any collection, or other realization under this Section 9.05, including reasonable compensation to the Agents and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Agents in connection therewith;

Second, to the payment of accrued but unpaid interest on the Loans comprising the Guaranteed Obligations;

Third, to the payment of the Guaranteed Obligations not paid pursuant to clause Second above;

Fourth, after payment in full of all Guaranteed Obligations, to the Company or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

Section 9.06. Waiver by the Company. The Company hereby waives absolutely and irrevocably any claim which it may have against any of the Subsidiary Borrowers by reason of any payment to the Banks or any Agent or to any other Person pursuant to or in respect of the guarantee set forth in this Section 9.06, including any claim by way of subrogation, contribution, reimbursement, indemnity or otherwise.

Article 10
Miscellaneous

Section 10.01. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that no Borrower may assign or transfer any of its interest hereunder without the prior written consent of the Banks.

(a) Any Bank may make, carry or transfer Loans or Letter of Credit Liabilities at the time owing to it at, to or for the account of, any of its branch offices or the offices of an Affiliate of such Bank, provided that doing so shall not cause any Borrower to incur any additional costs hereunder at the time of such transfer.

(b) Any Bank may assign its rights and delegate its obligations under this Agreement and further may sell participations in all or any part of any Loan or Loans made by it or its Commitment or Letter of Credit Liabilities at the time owing to it or any other interest herein to another bank or other entity; provided that (i) in the case of an assignment, such Bank shall (a) give to the Company and the Administrative Agent prior notice thereof, and, in the case of any assignment, the Company and the Administrative Agent shall, except as set forth in the last sentence of this Section 10.01(c) and in Section 10.01(d), have consented thereto (such consent not to be unreasonably withheld) and (b) comply with Section 10.01(f) hereof and thereupon, the assignee "Purchasing Bank" shall have, to the extent of such assignment (unless otherwise provided thereby), the rights and benefits described in Section 10.01(f) hereof, and (ii) in the case of a participation, except as set forth below, (a) the participant shall not have any rights under this Agreement or any other document delivered in connection herewith (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto); provided that a participation agreement may provide that a Bank will not agree to any modification, amendment or waiver of any provision in this Agreement described in clause (i), (iii), or (iv) of Section 10.06 without the consent of the participant and (b) all amounts payable by the Borrower under Sections 2.12(e) and 2.12(i) hereof shall be determined as if the Bank had not sold such participation. Except with respect to interest rate, principal amount of any Loan, fees, scheduled dates for payment of principal or interest or fees, scheduled termination of commitments and commitment amounts, a Bank will not in any such participation agreement restrict its ability to make any modification, amendment or waiver to this Agreement without the consent of the participant. Any Bank may furnish any information concerning the Company in possession of such Bank from time to time to Affiliates of such Bank and to assignees and participants (including prospective assignees and participants), provided, however, that (i) except when such information is furnished to an Affiliate, the furnishing Bank shall give the Company prior notice of any furnishing of non public information (ii) the recipient shall agree to the terms of this Section 10.01 hereof and (iii) the furnishing of such information (and the nature, manner and extent thereof) by any Bank to its Affiliates and such assignees and participants shall be further governed by the relevant agreement, assignment or participation agreement relating to such arrangement, assignment or participation, as the case may be. Notwithstanding anything to the contrary in the foregoing, (A) any Bank may, without the consent of the Company or the Administrative Agent, assign any of its rights and interests in Loans hereunder to (x) a federal reserve bank, (y) another Bank or (z) any Affiliate of such Bank; provided that an Affiliate to whom such disposition has been made shall not be considered a "Bank" for purposes of Section 10.06 but shall be considered a "Bank" for purposes of Sections 10.04 and 10.05; and provided further that the transferor Bank shall be deemed to hold such interests transferred to its Affiliate for purposes of Section 10.06 for so long as such interests are held by such Affiliate; and (B) no consent of the Company to an assignment shall be required if at the time an Event of Default exists.

(c) Notwithstanding the foregoing provisions of this Section 10.01, each Bank may at any time, upon 30 days' prior written notice to the Administrative Agent and the Company, sell, assign, transfer or negotiate all or any part of its Loans or Commitment if, but only if, concurrently therewith or prior thereto (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of a majority of the outstanding shares of voting stock of the Company pursuant to one or more transactions not approved, in their capacities as directors, by at least a majority of the individuals who served as directors of the Company on the date one year prior to the date of the first acquisition of voting stock leading to such acquisition or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month period were directors of the Company cease for any reason to constitute a majority of the board of directors of the Company.

(d) Except pursuant to an assignment permitted by this Agreement but only to the extent set forth in such assignment, no Bank shall, as between each Borrower and that Bank, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of the Loans or Commitment of or Letter of Credit Liabilities at the time owing to that Bank or other obligations owed to such Bank.

(e) Any Bank may at any time assign to one or more banks or other financial institutions all, or a proportionate part of all, of its rights and obligations under this Agreement, provided that (i) the minimum amount of such assignment shall be equivalent to (A) if the Purchasing Bank is not a Bank hereunder, $10,000,000 or the aggregate amount of the assigning Bank's Commitment, whichever is less and (B) if the Purchasing Bank is a Bank hereunder, $5,000,000 and (ii) after giving effect to such assignment, the Commitment of the assigning Bank is equivalent to not less than $10,000,000, unless such assigning Bank shall have assigned all of its rights and obligations under this Agreement; and provided further that any such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans or Letter of Credit Liabilities. Any assignment made pursuant to Section 10.01(c) hereof shall be made pursuant to a Transfer Supplement, substantially in the form of Exhibit F annexed hereto, executed by the Purchasing Bank, the transferor Bank, the Company and the Administrative Agent. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower, (iii) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (iv) payment by such Purchasing Bank or transferor Bank (as they shall mutually agree) to the Administrative Agent of a non refundable fee of $3,000 to cover administrative and other expenses which may be incurred in connection with such assignment, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have the rights (including without limitation the benefits of Sections 2.12 and 2.13) and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto and thereto with the pro rata Share of the applicable Commitment set forth in such Transfer Supplement, and no further consent or action by the Company, the Banks or the Administrative Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of pro rata Shares arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Loans. Upon the consummation of any transfer to a Purchasing Bank pursuant to this paragraph (f), the transferor Bank, the Administrative Agent and the Company shall make appropriate arrangements so that, if requested, a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note, if requested, issued to such Purchasing Bank, in each case in principal amounts reflecting their pro rata Shares or, as appropriate, their outstanding Loans, as adjusted pursuant to such Transfer Supplement.

Section 10.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (i) all the actual and reasonable out of pocket costs and expenses of the Agents in connection with the negotiation, preparation and execution of this Agreement; (ii) the reasonable fees, expenses and disbursements of Davis, Polk & Wardwell, special counsel to the Agents, in connection with the negotiation, preparation, execution and administration of this Agreement, the Loans and any amendments and waivers hereto or thereto; and (iii) all costs and expenses (including attorneys' fees, expenses and disbursements, and costs of settlement) incurred by the Banks (including any Issuing Bank) in enforcing any obligations of or in collecting any payments due from any Borrower hereunder by reason of the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings or otherwise.

Section 10.03. Indemnity. In addition to the payment of expenses pursuant to Section 10.02 hereof, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each Agent and each Bank (including any Issuing Bank) and the officers, directors, employees, agents, advisors and affiliates of each of them (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any Letter of Credit, the Banks' agreement to make the Loans or the use or intended use of the proceeds of any of the Loans or Letters of Credit hereunder (the "indemnified liabilities"); provided that, the Company shall have no obligation to any Indemnitee hereunder to the extent that such indemnified liabilities arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

Section 10.04. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank is hereby authorized by each Borrower at any time and from time to time, without notice to such Borrower, or to any other Person, and without presentment, demand or protest, any such being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Bank (including, without limitation, any branches or agencies thereof, wherever located) to or for the credit or the account of such Borrower against and on account of the obligations and liabilities of such Borrower to that Bank under this Agreement or any Letter of Credit including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Loans or Letters of Credit, irrespective of whether or not (a) that Bank shall have made any demand hereunder or (b) that Bank shall have declared the principal or the interest on the Loans or any reimbursement obligation in respect of any drawing under a Letter of Credit, and other amounts due hereunder, to be due and payable as permitted by Article 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05. Ratable Sharing. Subject to the last sentence of this Section 10.05, the Banks agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Syndicated Loans, Letter of Credit Liabilities and amounts payable in respect of the facility fees, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks proportionately to their respective pro rata Shares whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Syndicated Loans and Letter of Credit Liabilities, (ii) if any of them shall exercise any right of counterclaim, setoff, banker's lien or similar right with respect to amounts owed by any Borrower hereunder or under the Syndicated Loans and Letter of Credit Liabilities, then the Bank shall apportion the amount recovered as a result of the exercise of such right in accordance with each Bank's pro rata Share, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, set off, banker's lien or otherwise or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Syndicated Loans and Letter of Credit Liabilities held by the Bank, or any amount payable hereunder, which is greater than the proportion received by any other holder of the Syndicated Loans and Letter of Credit Liabilities in respect of the aggregate amount of principal and interest due with respect to the Syndicated Loans and Letter of Credit Liabilities held by it, or any amount payable hereunder, then the Bank receiving such proportionately greater payments shall (y) notify each other Bank and the Administrative Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Syndicated Loans and Letter of Credit Liabilities held by the other holders so that all such recoveries of principal and interest with respect to the Syndicated Loans and Letter of Credit Liabilities shall be proportionate to their pro rata Shares provided that, if all or part of such proportionately greater payment received by such purchasing holder is thereafter recovered from such holder, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that holder to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation in any such Syndicated Loan or Letter of Credit Liability so purchased and any other subsequent holder of a participation in any Syndicated Loan or Letter of Credit Liability otherwise acquired may exercise any and all rights of banker's lien, set off or counterclaim with respect to any and all moneys owing by such Borrower to that holder as fully as if that holder were a holder of such Syndicated Loan or Letter of Credit Liability in the amount of the participation held by that holder. Notwithstanding the foregoing, upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, the ratable sharing arrangements set forth in this Section 10.05 shall be based on each Bank's pro rata share of all Syndicated Loans outstanding at such time, rather than on each Bank's pro rata Share.

Section 10.06. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any Note or Letter of Credit or consent to any departure by any Borrower therefrom shall in any event be effective without the written concurrence of the Required Banks; provided that (a) any amendment, modification, termination or waiver (i) of any provision that expressly requires the approval or concurrence of all Banks, (ii) that eliminates the Company's guarantee set forth in Article 9 hereof, (iii) of any provision that affects the definition of "Required Banks" or (iv) of any of the provisions contained in Section 7.01 hereof and this Section 10.06, shall be effective only if evidenced by a writing signed by or on behalf of all Banks, (b) any amendment, modification, termination or waiver (i) of any provision that increases the principal amount of the Commitments or the Loans, changes a Bank's pro rata Share, affects the definition of "Final Maturity Date" or postpones (except as expressly provided in Section 2.15) the expiry date of any Letter of Credit, (ii) that permits an extension of the Commitment of any Bank pursuant to Section 2.01(d)(ii) without the approval of such Bank, (iii) that decreases the amount or changes the due date of any amount payable in respect of the fees payable hereunder, (iv) of any of the provisions contained in Sections 2.12(b) and 2.12(c) hereof or (v) that decreases the principal of or interest rates borne by the Syndicated Loans or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon, or postpones the payment of principal or interest due on the Syndicated Loans or for reimbursement in respect of any Letter of Credit, shall be effective only if evidenced by a writing signed by or on behalf of each Bank affected thereby and (c) any waiver with respect to a Competitive Bid Loan can be given only by the Bank affected with respect thereto. No amendment, modification, termination or waiver of any provision of Article 8 hereof or any of the rights, duties, indemnities or obligations of any Agent, as agent shall be effective without the written concurrence of such Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of that Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.06 shall be binding upon each present or future Bank and, if signed by such Borrower, on the Borrower.

Section 10.07. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Section 10.08. Notices. Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received by such Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.08) shall be: (a) in the case of the Company, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of the Administrative Agent, at its address, facsimile number or telex number in New York City set forth on the signature pages hereof, (c) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (d) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

Section 10.09. Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuances of the Letters of Credit hereunder.

(a) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company or any other Borrower set forth in Sections 2.12(e) and 2.12(l), the agreements of the Company set forth in Sections 10.02 and 10.03 and the agreements of Banks set forth in Sections 8.02(c), 8.04, 10.04 and 10.05 shall survive the payment of the Loans, the reduction of the Letter of Credit Liabilities to zero and the termination of this Agreement.

Section 10.10. Disclosure of Certain Tax Aspects. The Company, each Subsidiary Borrower, each Bank and each Agent (and each employee, representative, or other agent of each of the foregoing parties) may disclose to any and all Persons without limitation of any kind, the purported or claimed U.S. federal income tax treatment (the "U.S. Tax Treatment") and any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment (the "U.S. Tax Structure") of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing parties relating to such U.S. Tax Treatment and U.S. Tax Structure.

Section 10.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Bank or lender of any Loan in the exercise of any power, right or privilege hereunder or the Loans or Letters of Credit shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Loans or the Letters of Credit are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 10.12. Severability. In case any provision in or obligation under this Agreement or Loan shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations thereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.13. Obligations Several; Independent Nature of Banks' Rights. The obligation of each Bank hereunder is several, and no Bank shall be responsible for the obligation or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

Section 10.14. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 10.15. Applicable Law, Consent To Jurisdiction.

(a) THIS AGREEMENT, THE NOTES AND THE LOANS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

Section 10.16. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Banks. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Banks shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Company's or any Borrower's rights or any interest therein hereunder may not be assigned without the written consent of all the Banks except pursuant to a merger, consolidation or sale, lease or transfer of assets permitted by Section 6.01 hereof. The Banks' rights of assignment are limited by and subject to Section 10.01 hereof. The Company may, in its sole discretion, upon ten (10) days' prior written notice, replace any of the Banks with one or more banks provided that (i) the Bank being replaced has concurrently therewith been paid in full all amounts due to such Bank hereunder, (ii) the full amount of the Commitments remains unchanged and (iii) the percentages of the total Commitments allocated to each other Bank (or any successors thereto) remains unchanged unless the prior written consent from such Bank has been obtained. Any such Bank so replaced shall, upon written request of the Company, execute and deliver such instruments and agreements as are reasonably necessary to accomplish the same.

Section 10.17. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective on such date (the "Effective Date") as (i) a counterpart hereof shall be executed by each of the parties hereto and copies hereof shall be delivered to the Company and the Co-Syndication Agents and (ii) the conditions set forth in Section 3.01 shall be satisfied.

Section 10.18 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable hereunder (the "Specified Currency") into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or each Bank, as the case may be, could purchase the Specified Currency with such other currency on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of each Borrower in respect of any sum due to the Administrative Agent or any of the Banks hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank, as the case may be, of any sum adjudged to be so due in such other currency the Administrative Agent or any Bank, as the case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to the Administrative Agent or such Bank, in the Specified Currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank, as the case may be, against such loss.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Comp any:

TEXTRON INC.

By:	/s/ Mary Lovejoy
Title:	Vice President and Treasurer

Notice Address: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: Treasurer Telephone No. Telecopy No.

with a copy to: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: General Counsel

Commitments

Administrative Agent

$51,800,000

JPMORGAN CHASE BANK

By:	/s/ Randolph Cates
Title:	Vice President

Co-Syndication Agents

$45,800,000

CITIBANK, N.A.

By:	/s/ Diane Pockaj
Title:	Director

$45,800,000

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ David G. Dickinson, Jr.
Title:	Vice President

By:	/s/ Christopher S. Hall
Title:	Managing Director

$45,800,000

UBS AG CAYMAN ISLANDS BRANCH

By:	/s/ Wilfred V. Saint
Title:	Associate Director

By:	/s/ Thomas R. Salzano
Title:	Director

Co-Agents

$27,500,000

BANK OF AMERICA, N.A.

By:	/s/ John W. Pocalyko
Title:	Managing Director

$27,500,000

BARCLAYS BANK PLC

By:	/s/ L. Peter Yetman
Title:	Director

$27,500,000

BNP PARIBAS

By:	/s/ Arnaud Collin du Bocage
Title:	Managing Director

$27,500,000

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:	/s/ Jay Chall
Title:	Director

By:	/s/ Cassandra Droogan
Title:	Associate

$27,500,000

HSBC BANK USA

By:	/s/ Christopher M. Samms
Title:	First Vice President

$27,500,000

WACHOVIA BANK, N.A.

By:	/s/ Brian Smith
Title:	Associate

Participants

$17,500,000

BMO NESBITT BURNS FINANCING, INC.

By:	/s/ Brian L. Banke
Title:	Managing Director

$17,500,000

ROYAL BANK OF CANADA

By:	/s/ Scott Umbs
Title:	Manager

$17,500,000

SOCIETE GENERALE

By:	/s/ Carol Radice
Title:	Vice President

$17,500,000

THE BANK OF NOVA SCOTIA

By:	/s/ K.C. Clark
Title:	Managing Director

$17,500,000

SUNTRUST BANK

By:	/s/ Michael Murphey
Title:	Director

$16,666,667

BANK ONE, NA

By:	/s/ Glenn A. Currin
Title:	Managing Director

$16,666,667

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By:	/s/ Spencer Hughes
Title:	Vice President

$16,666,667

FLEET NATIONAL BANK

By:	/s/ Janet G. O'Donnell
Title:	Managing Director

$8,300,000

MELLON BANK, N.A.

By:	/s/ J.Wade Bell
Title:	Vice President

PRICING SCHEDULE

Each of "Facility Fee Rate" and "Eurocurrency Margin" means, for any date, the rate set forth below in the row opposite such term and in the row corresponding to the "Utilization" at such date and under the column corresponding to the "Pricing Level" at such date; provided that the Eurocurrency Margin and the Letter of Credit Fee Rate for any day on or after the Termination Date will be the applicable rate set forth below plus 50 basis points:

	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate	0.06%	0.07%	0.08%	0.10%	0.125%	0.15%
Eurocurrency Margin Utilization < 50% Utilization > 50%	0.165% 0.415%	0.18% 0.43%	0.295% 0.545%	0.40% 0.65%	0.625% 0.875%	0.85% 1.10%
Letter of Credit Fee Rate	0.415%	0.43%	0.545%	0.650%	0.875%	1.10%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

"Level I Pricing" applies at any date if, at such date, the Company's long-term debt is rated (i) A+ or higher by S&P or (ii) A1 or higher by Moody's.

"Level II Pricing" applies at any date if, at such date, (i) (A) the Company's long-term debt is rated A or higher by S&P or (B) A2 or higher by Moody's and (ii) Level I Pricing does not apply.

"Level III Pricing" applies at any date if, at such date, (i) (A) the Company's long-term debt is rated A- or higher by S&P or (B) A3 or better by Moody's and (ii) neither Level I Pricing nor Level II Pricing applies.

"Level IV Pricing" applies at any date, if at such date, (i) (A) the Company's long-term debt is rated BBB+ or higher by S&P or (B) Baa1 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

"Level V Pricing" applies at any date if, at such date, (i) (A) the Company's long-term debt is rated BBB or higher by S&P or (B) Baa2 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing, Level III and Level IV Pricing applies.

"Level VI Pricing" applies at any date if, at such date, no other Pricing Level applies.

"Moody's" means Moody's Investors Service, Inc.

"Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Utilization" means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the Total Outstanding Amount at such date and (ii) the denominator of which is the Total Commitment at such date. If for any reason any Loans remain outstanding after termination of the Total Commitment, Utilization shall be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business of such date.

If the Company is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. A+/A2 results in Level I Pricing and A-/Baa1 results in Level III Pricing). If the Company is split-rated and the ratings differential is two levels or more, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g. A+/Baa1 results in Level II Pricing and A/BBB results in Level III Pricing).

SCHEDULE 2.15
EXISTING LETTERS OF CREDIT

Issuing Bank: Fleet National Bank

Applicant	Beneficiary	L/C No.	Amount	Effective Date	Expiration Date
Textron Inc. and Cessna Aircraft Company	Intrust Bank, N.A. as Trustee	1S1257986	$11,448,335.00	03/01/01	07/03/03

Issuing Bank: Bank of America, N.A.

Applicant	Beneficiary	L/C No.	Amount	Effective Date	Expiration Date
Cessna Aircraft Company	First National Bank of Chicago	124175	$2,196,140.41	10/22/92	12/15/03
Cessna Aircraft Company	Wells Fargo Bank, Minnesota	149045	$4,666,164.38	04/06/95	04/15/04
Textron Inc. and Cessna Aircraft Company	The Bank of New York as Trustee	3012779	$10,095,288.00	11/03/98	11/03/03

Issuing Bank: JPMorgan Chase Bank

Applicant	Beneficiary	L/C No.	Amount	Effective Date	Expiration Date
Textron, Inc.	Highpark Investments LLC	P233252000	$1,692,300.00	12/24/02	04/30/03
Textron, Inc.	Carnet Division	P201854000	$1,066,521.45	06/07/00	05/14/03
Textron Inc.	Nis-Naftagas Promet	P233883000	$95,297.70	01/15/03	09/15/03
Textron, Inc.	Societe General	P297863000	$93,200.00	02/11/00	09/30/03
Textron, Inc.	Lockheed Martin Overseas	P228377000	$3,631,656.60	07/30/02	10/15/03
Textron Inc.	Bavodi PTY. Ltd.	P202772000	$25,069.50	06/28/00	10/31/03
Textron, Inc.	Fireman's Fund Insurance	P220814000	$2,212,612.00	12/28/01	12/28/03
Textron, Inc.	China Motor Corp.	P235086000	$700,000.00	02/25/03	12/31/03
Textron Inc.	Covanta Tampa Bay, Inc.	P232021000	$395,186.20	11/18/02	12/31/03
Textron, Inc.	Deltak, L.L.C.	P223315000	$12,197.60	03/15/02	03/22/04
Textron, Inc.	JP Morgan Chase Bank	P216820000/	$44,415.00	08/21/01	05/30/04
Bell Helicopter and Textron Inc.	Water Services Corporation	P221921000	$3,900.00	02/04/02	05/31/03
Bell Helicopter and Textron Inc.	Hanjung America Corp.	P29144200	$49,026.40	08/06/99	08/06/03
Bell Helicopter and Textron Inc.	Banque Exterieure D'Alger	P294374000	$93,208.00	10/29/99	08/30/03
Bell Helicopter and Textron Inc.	Engro Chemical Pakistan	P228476000	$24,751.00	08/01/02	08/31/03
Bell Helicopter and Textron Inc.	JGC (USA) Inc.	P22186900/	$31,000.00	02/01/02	09/30/03
Bell Helicopter and Textron Inc.	RPC (Refineria De Petrole)	P221920000	$13,384.50	02/04/02	10/31/03
Bell Helicopter and Textron Inc.	Deltak, L.L.C.	P219725000	$14,960.00	11/29/01	11/20/03
Bell Helicopter and Textron Inc.	Deltak, L.L.C.	P220362000	$10,810.20	12/17/01	12/12/03
Bell Helicopter and Textron Inc.	Societe Generale	P211520000	$25,170.00	03/14/01	01/31/04
Bell Helicopter and Textron Inc.	Standard Chartered Bank	P225453000	$27,943.58	05/16/02	05/31/04

EXHIBIT A to
Credit Agreement

TEXTRON INC.

PROMISSORY NOTE

                                                                                                                                                   New York, New York
                                                                                                                                                    _________ ____, 20__

FOR VALUE RECEIVED, the undersigned [NAME OF BORROWER], a _____________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ______________ (the "Payee") for the account of its Applicable Lending Office, on the maturity date provided for in the Credit Agreement, the unpaid principal amount of each Loan made by the Payee to the Borrower pursuant to the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the 364-Day Credit Agreement dated as of March 31, 2003 (such Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the "Credit Agreement") among the Borrower, the Banks listed therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents.

This Note is one of the Borrower's "Notes" and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in the currency in which the Loan is denominated in same day funds (or, if the Loan was made in an Alternative Currency, in such funds as may be then customary for the settlement of international transactions in such Alternative Currency), in accordance with the terms of the Credit Agreement. Each of the Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part thereof it will make a notation on the Schedule attached hereto of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that in the event that the day on which payment relating to a Eurocurrency Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

This Note is subject to mandatory prepayment as provided in Section 2.10(c) of the Credit Agreement and prepayment at the option of the Borrower as provided in Section 2.10(b) of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be (shall automatically become and be declared to be, in the case of certain Events of Default relating to bankruptcy matters), due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including attorneys' fees, all as provided in Section 10.02 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

The Credit Agreement and this Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

TEXTRON, INC.

By:
Name:
Title:

EXHIBIT A

LOANS AND PRINCIPAL PAYMENTS SCHEDULE
Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B to
Credit Agreement

OPINION OF COUNSEL

FOR THE

BORROWER

[Letterhead of Textron Inc.]

[DATE]

JPMorgan Chase Bank,
     as Administrative Agent
270 Park Avenue
New York, New York 10017
     and
The Banks Party to the Credit
Agreement Referenced Below

Re:     364-Day Credit Agreement dated as of March 31, 2003 among Textron Inc., the Banks named therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents

Ladies and Gentlemen:

I am the Senior Associate General Counsel of Textron Inc., a Delaware corporation ("Company"). This opinion is rendered to you pursuant to Section 3.01(b) of the 364-Day Credit Agreement dated as of March 31, 2003 (the "Credit Agreement") among the Company, the Banks named as parties thereto (the "Banks"), JPMorgan Chase Bank, as Administrative Agent ("Agent") and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents. The undersigned has prepared this opinion and delivered it to the Banks for their benefit at the request of the Company. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

In my capacity as Senior Associate General Counsel I have examined originals, or copies identified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I am familiar, either directly or by inquiry of other officers or employees of the Company and its Subsidiaries or others, and/or through examination of the Company's and its Subsidiaries' books and records, with the business, affairs and records of the Company and its Subsidiaries requisite to giving this opinion. Where and as this opinion states conclusions based upon the absence of facts, I have received in the course of my employment no contrary information and would expect to receive such information if an officer of the Company had notice thereof.

I have been furnished with, and have obtained and relied without independent investigation upon, such certificates and assurances from public officials as I have deemed necessary or appropriate. In my examinations, I have assumed (a) the genuineness of all signatures as to all parties other than the Borrowers, the conformity to original documents of all documents submitted to them as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all Persons other than the Borrowers, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and the validity and enforceability against all parties thereto, and (c) that each Person other than the Borrowers which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate legislation and the laws of its jurisdiction of incorporation, to perform its respective obligations under the Credit Agreement.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am opining herein only as to the United States federal laws, the corporate laws of the State of Delaware and the laws of the State of New York.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that:

1.     Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into the Credit Agreement and to carry out the transactions contemplated thereby.

2.     Each Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have a material adverse effect on the conduct of the business of Company and its Subsidiaries, taken as a whole.

3.     The execution, delivery and performance of the Credit Agreement and the borrowing of the Loans and the request for the issuance of each Letter of Credit have been duly authorized by all necessary corporate action by each Borrower.

4.     The execution, delivery and performance by each Borrower of the Credit Agreement and the issuance, delivery and performance of the Notes issued thereunder today and the borrowing of the Loans and the request for the issuance of each Letter of Credit do not and will not (i) violate any provision of law applicable to the Company or any of its Subsidiaries, the Certificates of Incorporation or By-laws of the Company or any of its Subsidiaries, or, to my knowledge (after inquiry), any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries of which I am aware (after inquiry), (iii) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under any such Contractual Obligation or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries of which I am aware (after inquiry) other than such approvals and consents which will be obtained on or before the Effective Date.

5.     The execution, delivery and performance by each Borrower of the Credit Agreement and the issuance, delivery and performance by each Borrower of the Notes to be issued by such Borrower today will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.

6.     The Credit Agreement and the Notes issued thereunder today are, and, each Loan when made will be, the legally valid and binding obligations of the applicable Borrower, enforceable against such Borrower in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

7.     Except as disclosed in the Financial Statements delivered to the Banks pursuant to Section 4.03 of the Credit Agreement, to my knowledge (after inquiry), there is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, pending or, to my knowledge threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which is probable of being successful and which would have Material Adverse Effect.

8.     Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by the Credit Agreement.

9.     Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                                                                                                                                  Very truly yours,

Exhibit C to
Credit Agreement

[Letterhead of
Davis Polk & Wardwell]

[Date]

To the Banks and the Agents
Referred to Below
c/o JPMORGAN CHASE BANK,
     as Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

We have participated in the preparation of the 364-Day Credit Agreement dated as of March 31, 2003 (the "Credit Agreement") among Textron Inc., a Delaware corporation (the "Company"), the Banks party thereto, JPMorgan Chase Bank, as Administrative Agent (the "Administrative Agent") and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents (the "Co-Syndication Agents" and together with the Administrative Agent, the "Agents"), and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1.     The execution, delivery and performance by the Company of the Credit Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action.

2.     The Credit Agreement constitutes a valid and binding agreement of the Company and the Notes to be issued thereunder today constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                                                                                            Very truly yours,

Exhibit D-1 to
Credit Agreement

[FORM OF NOTICE OF SYNDICATED BORROWING]

Pursuant to Section 2.01(b) of that certain 364-Day Credit Agreement dated as of March 31, 2003 among Textron Inc., a Delaware corporation (the "Company"), the Banks listed therein (the "Banks"), JPMorgan Chase Bank, as Administrative Agent (the "Agent") and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents (such Agreement as amended to the date hereof being the "Credit Agreement"), this represents the undersigned Borrower's request to borrow on __________, 20__ from the Banks in accordance with each Bank's Pro Rata share __________ [specify currency] as [Base Rate/Eurocurrency Rate] Loans. [The initial Interest Period for such Loans is requested to be a __________ period.] The proceeds of such Loans are to be deposited in the Borrower's account designated below. The Borrower represents and warrants to the Banks and the Agent that, after giving effect to the Borrowing requested hereby and the making of all loans requested but not funded as of the proposed Funding Date of the Borrowing requested hereby, the aggregate principal amount of all Loans outstanding in Dollars is $____________ and the aggregate principal amount of all Loans outstanding in [specify for each Alternative Currency in which Loans are outstanding] is __________. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Dated:

[NAME OF BORROWER]

By:
Name:
Title:

Account Designation
Name of Bank:
Account Number:

Exhibit D-2 to
Credit Agreement

[FORM OF NOTICE OF COMPETITIVE BID BORROWING]

[Name and Address of Bank]

Gentlemen:

The undersigned refers to the 364-Day Credit Agreement, dated as of March 31, 2003, among Textron Inc., the Banks listed therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents (such agreement as amended to the date hereof being the "Credit Agreement") and hereby gives you notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Competitive Bid Loan under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Loan is requested to be made:

(A)	Date of Competitive Bid Borrowing	__________________
(B)	Amount of Competitive Bid Loan	__________________
(C)	Interest Period (Maturity Date)	__________________
(D)	Currency of Competitive Bid Loan	__________________
(E)	Account Designation:
	Bank	__________________
	Account Number	__________________
(F)	Interest Payment Date(s)	__________________
(G)	Type of Competitive Bid Loan
	(Absolute Rate/LIBOR)	__________________
(H)	Aggregate Principal Amount of
Loans Outstanding in:
	Dollars	__________________
[specify for each Alternative
Currency in which Loans
	are outstanding]	__________________
1(I)	____________________________	__________________

1Insert additional terms, if any.

The undersigned hereby confirms and represents, as of the date hereof and as of the date of the Competitive Bid Loan, that [2] have been satisfied.

Dated:

Very truly yours, [Name of Borrower]
By:
Name:
Title:

2Insert conditions to Borrowing as agreed between the Borrower and the Bank.

Exhibit D-3 to
Credit Agreement

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

Pursuant to that certain 364-Day Credit Agreement dated as of March 31, 2003 (as amended to the date hereof, the "Credit Agreement") among Textron Inc. (the "Company"), the Banks listed therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents, this represents the undersigned Borrower's request [A: to convert $_________ in principal amount of presently outstanding Base Rate Loans with an Interest Payment Date of __________, 20__ to Eurocurrency Rate Loans on __________, 20__. The Interest Period for such Eurocurrency Rate Loans commencing on such Interest Payment Date is requested to be a __________ period.] [B: to continue as Eurocurrency Rate Loans __________ in [specify currency] in principal amount of presently outstanding [Eurocurrency Rate] Loans with an Interest Payment Date of __________, 20__. The Interest Period for such Eurocurrency Rate Loans commencing on such Interest Payment Date is requested to be a __________ period.]3

The undersigned officer, to the best of his knowledge, and the Borrower certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement. Capitalized terms used herein without definition have the meanings set forth in the Credit Agreement.

Dated:

[Name of Borrower]

By:
Name:
Title:

3Insert A or B with appropriate insertions.

Exhibit E to
Credit Agreement

TEXTRON INC.

Compliance Certificate

With reference to the provisions of Section 5.01 of the 364-Day Credit Agreement (the "Agreement") dated as of March 31, 2003, as amended, among Textron Inc. (the "Company"), the Banks listed therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents, the undersigned, being Vice President and Controller (Principal Accounting Officer) of the Company, hereby certifies that:

(a)     the consolidated balance sheet at [insert date] and the related consolidated statements of income and cash flows for the year then ended which were included in the accompanying Annual Report on Form 10-K/10-Q for the [year/quarter] ended [insert date], present fairly the consolidated financial position of Textron Inc. at [insert date] and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such Report;

(b)     with respect to Section 6.03(a) of the Agreement, the Company's Consolidated Net Worth (as defined in the Agreement) was greater than [insert amount] as at [insert date] (see Schedule A attached hereto);

(c)     with respect to Section 6.03(b) of the Agreement, the Company's Interest Coverage Ratio (as defined in the Agreement) was greater than 1.5 to 1.0 as at [insert date] (see calculation set forth on Schedule A attached hereto):

(d)     the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under the undersigned's supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated subsidiaries during the accounting period covered by the above-referenced financial statements and the undersigned has no knowledge of the existence as at the date of this certificate of any condition or event which constitutes an Event of Default or a Potential Event of Default (as such terms are defined in the Agreement).

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of _________, ____.

Vice President and Controller

Schedule A

TEXTRON INC.
Financial Covenants
(in millions, except ratios)

[Insert Date]
Section 6.03(a) -
Consolidated Net Worth	$
Less: Affiliate Amount
$
Minimum permitted:
Minimum permitted as of 12/29/01	$ 3,000.00
Add: Consolidated net income (loss) (adjusted to 12/29/01 GAAP)
For the quarter ended [Insert Date] If income, X 40% If loss, X 0%
[Repeat for subsequent quarters]
$
Add: Equity issuances (excluding exercise of employee stock options)
Minimum permitted as of [Insert Date]	$ 0.0
Section 6.03(b) - Interest Coverage Ratio	Four fiscal quarter period ended [Insert Date]
Consolidated EBITDA	$
Consolidated Interest Expense	$
Consolidated EBITDA to Consolidated Interest Expense
Minimum permitted	1.5 to 1.0

Exhibit F to
Credit Agreement

FORM OF TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT, dated as of __________, 20__, among [NAME OF BANK] (the "Transferor Bank") and each bank listed as a Purchasing Bank on the signature pages hereof (each, a "Purchasing Bank"), and JPMorgan Chase Bank, as Administrative Agent (the "Agent") for the Banks under the Credit Agreement described below and as agreed to by Textron Inc., a Delaware corporation (the "Company").

W I T N E S S E T H

WHEREAS, this Transfer Supplement is being executed and delivered pursuant to Section 10.01(f) of the 364-Day Credit Agreement dated as of March 31, 2003, among the Company, the Agent, the Banks listed therein and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents (as such agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"); capitalized terms used and not otherwise defined herein being used herein as therein defined);

WHEREAS, each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) wishes to become a Bank party to the Credit Agreement; and

WHEREAS, the Transferor Bank is selling and assigning to each Purchasing Bank certain rights, obligations and commitments of the Transferor Bank under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a)     Upon the execution and delivery of this Transfer Supplement by each Purchasing Bank, the Transferor Bank, the Agent and the Company, each such Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

(b)     The Transferor Bank acknowledges receipt from each Purchasing Bank of an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank, of the portion being purchased by such Purchasing Bank (such Purchasing Bank's "Purchased Pro Rata Share") of the outstanding principal amount of, and accrued interest on, the Loans and the Letter of Credit Liabilities and all other amounts owing to the Transferor Bank under the Credit Agreement to the extent shown on Schedule I hereto. The Transferor Bank hereby irrevocably sells, assigns and transfers to each Purchasing Bank, without recourse, representation or warranty, and each Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, such Purchasing Bank's Purchased Pro Rata Share of the Commitment of the Transferor Bank and the presently outstanding Loans and Letter of Credit Liabilities and other amounts owing to the Transferor Bank under the Credit Agreement as shown on Schedule I, together with all the corresponding rights and obligations of the Transferor Bank in, to and under all instruments and documents pertaining thereto.

(c)     The Transferor Bank has made arrangements with each Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to such Purchasing Bank of fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.

(d)     Each Purchasing Bank or the Transferor Bank (as they have mutually agreed) has paid to the Agent a non-refundable fee of $3,000 (per Purchasing Bank) to cover administrative and other expenses, as provided in Section 10.01(e) of the Credit Agreement.

(e)     From and after the date hereof, principal, interest, fees, commissions and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to or in respect of the Credit Agreement or any Letter of Credit Liability transferred to each Purchasing Bank hereunder shall, instead, be payable to or for the account of the Transferor Bank and each of the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement, whether such amounts have accrued prior to the date hereof or accrue subsequent to the date hereof.

(f)     Concurrently with the execution and delivery hereof, the Company, the Transferor Bank and each Purchasing Bank shall make appropriate arrangements so that replacement Notes, if requested, are issued to the Transferor Bank, and new Notes or replacement Notes, if requested, are issued to each Purchasing Bank, in each case in principal amounts reflecting, in accordance with the Credit Agreement, outstanding Loans owing to them in which they participate and, as appropriate, their Commitment (as adjusted pursuant to this Transfer Supplement) as shown in Schedule I.

(g)     Concurrently with the execution and delivery hereof, the Agent will, at the expense of the Transferor Bank, provide to each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) conformed copies of all documents delivered to the Agent on the Effective Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

(h)     Each of the parties to this Transfer Supplement agrees that at any time and form time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

(i)     Schedule I hereto sets forth the revised Commitment, amount of outstanding Loans and Letter of Credit Liabilities and the Pro Rata Shares of the Transferor Bank and each Purchasing Bank as well as administrative information with respect to each Purchasing Bank.

(j)     THIS TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers as of the date first set forth above.

[NAME OF BANK], as Transferor Bank

By:
Name:
Title:

[NAME OF PURCHASING BANK], as Purchasing Bank
By:
Name:
Title:

JPMORGAN CHASE BANK as Administrative Agent
By:
Name:
Title:
[Agreed to as of this __ day of ______, 20__
TEXTRON INC.
By:
Name:
Title:]

SCHEDULE I

to

Transfer Supplement dated as of ______, 20__

[Transferor Bank]

Amount of Commitment, Outstanding Loans, Letter of Credit Liabilities and Pro Rata share:

Prior to giving effect to transfer:
Amount of Commitment	$
Amount of Outstanding Syndicated Loans	$
Amount of Outstanding Competitive Bid Loans	$
Amount of Outstanding Letter of Credit Liabilities	$
Pro Rata Share	%
After giving effect to transfer:
Amount of Commitment	$
Amount of Outstanding Syndicated Loans	$
Amount of Outstanding Competitive Bid Loans	$
Amount of Outstanding Letter of Credit Liabilities	$
Pro Rata Share	%
[Purchasing Bank]
Offices:
Domestic Lending Office	Notices
Address: Attn: Telephone: Telecopy:
Eurocurrency Lending Office	Notices
Address: Attn: Telephone: Telecopy:
Commitment, Loans Transferred and Pro Rata Share:
Amount of Commitment	$
Amount of Outstanding Loans	$
Amount of Letter of Credit Liabilities	$
Purchased Pro Rata Share	%

Exhibit G to
Credit Agreement

ASSUMPTION AGREEMENT

Reference is hereby made to the 364-Day Credit Agreement dated as of March 31, 2003 (such Agreement as amended to the date hereof and as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof being the "Credit Agreement") among Textron Inc., the Banks listed therein, JPMorgan Chase Bank, as Administrative Agent and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, as Co-Syndication Agents. The undersigned desires to become a Borrower (as defined in the Credit Agreement) under the Credit Agreement. In consideration of the covenants and mutual promises contained therein, the undersigned acknowledges the terms of the Credit Agreement and agrees to assume the Credit Agreement as a Subsidiary Borrower as if it were originally a signatory thereto and to be bound thereby and under any Loans and any Letters of Credit (as defined in the Credit Agreement) incurred by it as if it were an original Borrower thereunder.

[Insert Name of Subsidiary]

By:

Date:

Notice Address:
[Insert Name of Subsidiary]
Textron Inc.
40 Westminister Street
Providence, RI 02903
Attention: Treasurer

with a copy to:
Textron Inc.
40 Westminister Street
Providence, RI 02903
Attention: General Counsel

The undersigned hereby acknowledges the foregoing and further acknowledges that the guarantee set forth in Article 9 of the Credit Agreement is not affected by the addition of the above signed Subsidiary as a Borrower under the Credit Agreement.

TEXTRON INC.

By:
Date:

Exhibit H to
Credit Agreement

EXTENSION AGREEMENT

JPMorgan Chase Bank, as Administrative Agent
under the Credit Agreement referred to below
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

Effective as of [date], the undersigned hereby agrees to extend its Commitment and the Termination Date under the 364-Day Credit Agreement dated as of March 31, 2003 (the "Credit Agreement") among Textron Inc., the banks listed therein, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., Deutsche Bank Securities Inc. and UBS AG, Stamford Branch as Co Syndication Agents, for 364 days to [date to which the Termination Date is to be extended] pursuant to Section 2.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:
[NAME OF BORROWER] as Borrower
By:
Title:
TEXTRON INC. as Guarantor
By:
Title:
JPMORGAN CHASE BANK as Administrative Agent
By:
Title: